Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

by and among

Cox oil offshore, l.l.c.,

ENERGY XXI GOM, LLC,

EPL OIL & GAS, LLC,

MLCJR LLC,

Cox operating l.l.c.,

energy xxi gulf coast, llc, and

m21k, llc

as Seller,

AND

W&T OFFSHORE, INC.,

AS BUYER

dated September 26, 2023

i

(continued)

(continued)

(continued)

EXHIBITS AND SCHEDULES:

Exhibit A	Leases; Units
Part I	Group A Leases; Units
Part II	Group B Leases; Units
Exhibit A-1	Wells
Part I	Group A Wells
Part II	Group B Wells
Exhibit A-2	Operations Wells
Part I	Group A Operations Wells
Part II	Group B Operations Wells
Exhibit A-3	Personal Property
Exhibit A-4	Easements
Exhibit A-5	Blocks
Exhibit B-1	Form of Assignment and Bill of Sale
Exhibit B-2	Form of Assignment of Subject Interests
Exhibit C	Excluded Assets
Exhibit D	Form of Assumed Contract Election
Exhibit E	Form of Sale Order
Exhibit F	Form of Transition Services Agreement

Schedule 2.4	Cure Costs
Schedule 2.5	Assumed Liabilities
Schedule 7.3	No Conflicts
Schedule 7.4	Consents

(continued)

Schedule 7.6	Litigation
Schedule 7.7	Material Contracts
Schedule 7.8	Violation of Laws
Schedule 7.9	Preferential Purchase Rights
Schedule 7.10	Current Commitments
Schedule 7.11	Asset Taxes
Schedule 7.14	Bonds and Credit Support
Schedule 7.15	Imbalances
Schedule 7.16	Suspense Funds
Schedule 7.18	Payments
Schedule 7.19	Environmental Matters
Schedule 8.4	Consents
Schedule 9.1	Conduct of Business
Schedule 9.2	Replacement Bonds
Schedule 10.8	Certain Closing Conditions

v

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (as the same may be amended, restated, supplemented, or otherwise modified from time to time, this “Agreement”) is entered into on the 26th day of September, 2023 (the “Execution Date”), by and among Cox Oil Offshore, L.L.C., a Louisiana limited liability company, Energy XXI GOM, LLC, a Delaware limited liability company (“Energy XXI”), EPL Oil & Gas, LLC, a Delaware limited liability company, MLCJR LLC, a Texas limited liability company, Cox Operating L.L.C., a Louisiana limited liability company, Energy XXI Gulf Coast, LLC, a Delaware limited liability company, M21K, LLC, a Delaware limited liability company (collectively, “Seller”), and W&T Offshore, Inc., a Texas corporation (“Buyer”). Buyer and Seller may be referred to collectively as the “Parties” or individually as a “Party.” Capitalized terms used herein are defined in Section 1.1 or in the Section of this Agreement cross referenced therein.

Recitals:

WHEREAS, effective as of the Effective Time, Seller desires to sell and convey, and Buyer desires to purchase and pay for, the Assets in accordance with the terms and conditions of this Agreement.

WHEREAS, Energy XXI desires to sell, and Buyer desires to purchase, one hundred percent (100%) of Energy XXI’s interest in the issued and outstanding Securities of SP 49 Pipeline LLC (“SP 49 Pipeline”, and such securities, the “Subject Interests”).

Agreement:

NOW, THEREFORE, for and in consideration of the mutual agreements herein contained, the benefits to be derived by each Party, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I.
DEFINITIONS AND INTERPRETATION

Section 1.1            Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given such terms as set forth below in this Section 1.1:

“AAA” means the American Arbitration Association.

“AAA Rules” means the Commercial Arbitration Rules of the AAA.

“Accounting Arbitrator” has the meaning set forth in Section 3.6.

“Adjusted Purchase Price” has the meaning set forth in Section 3.3.

“AFEs” has the meaning set forth in Section 7.10.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The concept of control, controlling, or controlled as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies, or action of another, whether through the ownership of voting securities, voting trust, by contract, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships.

“Affiliate Assets” means all right, title and interest of any Affiliate of Seller in and to the following:

(a)           all equipment, platforms, gathering systems, pipelines, machinery, fixtures, improvements, and other real, personal and mixed property, operational or nonoperational that is used or held for use in connection with the Properties or any other Assets, including well equipment, casing, rods, tanks, tank batteries, boilers, tubing, pumping units, engines, Christmas trees, production facilities, dehydration units and facilities, heater-treaters, compressors, testing and sampling equipment, sulfur recovery units and facilities, valves, gauges, equipment, and related software; meters and other measurement equipment, flow lines, pipelines, gathering systems, processing systems or facilities, umbilicals, caissons, water systems (whether for source water, treatment, disposal, injection, or otherwise), and other items to the extent located on the Properties or held for use in connection with the ownership or operation of the Properties or the other Assets (such interest in such properties, collectively, the “Affiliate Personal Property”);

(b)           to the extent that they may be assigned, transferred, or re-issued, any Permits relating to the ownership or operation of the Properties;

(c)           to the extent assignable, all of the easements, rights-of-way, surface fee interests, surface leases, surface use agreements, and other surface usage rights existing as of the Closing Date to the extent solely used in connection with the ownership or operation of the Properties or the Personal Property;

(d)           the Affiliate Contracts;

(e)           all radio and communication towers, personal computers, all supervisory control and data acquisition (SCADA) systems, any central SCADA software, all radio and telephone equipment, all software associated with any SCADA system included, or used in connection with, the Assets, network equipment, associated peripherals, and all licenses relating thereto, in each case that are primarily used in connection with the operation of the Properties, the pipelines, or the other Assets;

(f)           all books, records and files, reports, Asset Tax and accounting records, in each case to the extent relating to the Assets and to the extent in such Affiliate’s possession, including: (i) land and title records (including lease files, surveys, and maps), (ii) contract files, (iii) correspondence, (iv) facility files, (v) well files, proprietary seismic data and information, production records, electric logs, core data, pressure data, and all related matters, and (vi) environmental, regulatory, accounting, and Asset Tax records; but excluding any of the foregoing items to the extent comprising or otherwise attributable to the Excluded Assets (the foregoing, subject to such exclusion, the “Affiliate Records”);

(g)          all drilling rigs, and all trucks, cars, and vehicles solely used in connection with the Assets; and

(h)           to the extent transferable, all Affiliate Geological Data, and all reserve estimates and economic estimates related to the Properties prepared by any Affiliate of Seller (to the extent not already included in the Assets).

“Affiliate Contracts” means all Contracts, if any, to which an Affiliate is a party that relate to the Assets, including Contracts to the extent they are used by an Affiliate in the operation or development of the Assets, or any other Contracts by which the Assets are bound and that, subject to the other provisions of this Agreement, will be binding on Buyer after the Closing, including: purchase and sale agreements; farm-in and farmout agreements; bottomhole agreements; crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing agreements; Hydrocarbon storage agreements; acreage contribution agreements; area of mutual interest agreements, operating agreements, and balancing agreements; pooling or communitization declarations or agreements; unitization agreements; processing agreements; water supply agreements; saltwater disposal agreements or other waste disposal agreements; facilities or equipment leases; letters of objection; letter agreements; and other similar contracts and agreements held by an Affiliate, in each case, to the extent related to such Affiliate’s right, title, and interest in the Assets.

“Affiliate Geological Data” means all (a) seismic, geological, geochemical, or geophysical data (including cores and other physical samples of materials from wells or tests) belonging to any Affiliate of Seller or licensed from third parties relating to the Properties that can be transferred without additional consideration to such third parties (or including such licensed data in the event Buyer agrees to pay such additional consideration), and (b) interpretations of seismic, geological, geochemical, or geophysical data belonging to any Affiliate of Seller or licensed from third parties that can be transferred without additional consideration to such third parties (or including such licensed data in the event Buyer agrees to pay such additional consideration).

“Affiliate Personal Property” has the meaning set forth in the definition of “Affiliate Assets”.

“Affiliate Records” has the meaning set forth in the definition of “Affiliate Assets”.

“Agreement” has the meaning set forth in the first paragraph herein.

“Allocable Amount” has the meaning set forth in Section 16.2.

“Allocation Schedule” has the meaning set forth in Section 16.2.

“Alternative Proposal” shall mean any bona fide proposal or offer to or from a Person other than Buyer or Buyer’s Representatives with respect to (a) any plan of reorganization or liquidation, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of assets or equity interests, or restructuring involving the Assets, or (b) any other direct or indirect acquisition involving the Assets, other than pursuant to the Auction, that, in each case, the Seller has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, would, if consummated, result in the highest or otherwise best transaction for Seller, taking into account all terms thereof, including (i) the likelihood and timing of consummation, and (ii) all material legal, financial (including the financing terms of any such proposal), conditionality, regulatory, and other aspects of such proposal.

“Applicable Contracts” means all Contracts, if any, to which Seller is a party that relate to the Assets, including Contracts to the extent they are used by Seller in the operation or development of the Assets, or any other Contracts by which the Assets are bound and that, subject to the other provisions of this Agreement, will be binding on Buyer after the Closing, including: purchase and sale agreements; farm-in and farmout agreements; bottomhole agreements; crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing agreements; Hydrocarbon storage agreements; acreage contribution agreements; area of mutual interest agreements, operating agreements, and balancing agreements; pooling or communitization declarations or agreements; unitization agreements; processing agreements; water supply agreements; saltwater disposal agreements or other waste disposal agreements; facilities or equipment leases; letters of objection; letter agreements; and other similar contracts and agreements held by Seller, in each case, to the extent related to Seller’s right, title, and interest in the Assets.

“Asset Credit Support” means any bonds, letters of credit, guarantees, or other forms of credit support or financial assurances, if any, posted by Seller or its Affiliates with Governmental Authorities or other Third Parties and relating to the Assets.

“Asset Taxes” means Property Taxes and Production Taxes (including any interest, fine, penalty, or additions to Tax imposed by Governmental Authorities in connection with such Taxes), but excluding, for the avoidance of doubt, income, capital gains, franchise Taxes, and Transfer Taxes.

“Assets” has the meaning set forth in Section 2.1.

“Assigned Contracts” means the Applicable Contracts assumed by Seller and assigned to Buyer pursuant to Section 2.4.

“Assignment” means the Assignment and Bill of Sale from Seller to Buyer, pertaining to the Assets, substantially in the form attached to this Agreement as Exhibit B-1.

“Assignment of Subject Interests” means the Assignment of Subject Interests from Energy XXI to Buyer in the form attached hereto as Exhibit B-2.

“Assumed Liabilities” has the meaning set forth in Section 2.5.

“Auction” means the auction for the sale of the Assets, if any, to be conducted in accordance with the Bidding Procedures.

“Available Employee” means those certain employees of Seller or its Affiliates identified in the Employee Letter to whom Buyer may, but shall not be obligated to, make an offer of employment.

“Backup Bidder” means the bidder for the Assets with the next-highest or otherwise second-best bid for the Assets as determined in accordance with the Bidding Procedures.

“Bankruptcy Code” means title 11 of the United States Code.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

“Bidding Procedures” means the Bidding Procedures approved by the Bidding Procedures Order.

“Bidding Procedures Order” means the (a) order (i) Approving Certain Bidding Procedures and the Form and Manner of Notice Thereof, (ii) Scheduling an Auction and a Hearing on the Approval of the Sale of All or Substantially All of the Debtors’ Assets, (iii) Establishing Certain Assumption and Assignment Procedures and Approving the Manner of Notice Thereof, and (iv) Granting Related Relief; and (b) order (i) Authorizing and Approving the Debtors’ Entry Into an Asset Purchase Agreement, (ii) Authorizing the Sale of All or Substantially All of the Debtors’ Assets Free and Clear of All Encumbrances, (iii) Approving the Assumption and Assignment of the Assumed Contracts, and (iv) Granting Related Relief, entered by the Bankruptcy Court on June 20, 2023.

“BOEM” means the Bureau of Ocean Energy Management or any successor agency thereto.

“BSEE” means the Bureau of Safety and Environmental Enforcement or any successor agency thereto.

“Burden” means any and all rentals, royalties (including lessors’ royalties and non-participating royalties), overriding royalties, excess royalties, minimum royalties, shut-in royalties, net profits interests, bonuses, and other burdens upon, measured by, or payable out of production of Hydrocarbons.

“Business Day” means any day other than Saturday or Sunday or a day on which banking institutions in Houston, Texas are authorized by Law to close.

“Buyer” has the meaning set forth in the first paragraph herein.

“Buyer Group” means, collectively, Buyer and its Affiliates, and all of its and their respective stockholders, partners, members, directors, officers, managers, employees, attorneys, agents, and representatives.

“Buyer Representatives” has the meaning set forth in Section 4.1.

“Buyer Releasee” has the meaning set forth in Section 13.2(a).

“Buyer Releasor” has the meaning set forth in Section 13.2(a).

“Casualty or Condemnation Loss” has the meaning set forth in Section 5.1.

“Chapter 11 Case” means, collectively, the voluntary cases commenced by Seller in the Bankruptcy Court under Chapter 11 of the Bankruptcy Code on May 14, 2023.

“Closing” has the meaning set forth in Section 12.1.

“Closing Date” has the meaning set forth in Section 12.1.

“Closing Payment” has the meaning set forth in Section 12.3(b)(v).

“Closing Escrow” means the aggregate amount of funds deposited into the Escrow Account by Buyer at Closing in respect of amounts disputed in the Preliminary Settlement Statement and any Unpaid Royalties.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated June 4, 2023 by and between MLCJR LLC, Cox Operating, L.L.C., and their direct and indirect subsidiaries and W&T Offshore, Inc.

“Consent” has the meaning set forth in Section 7.4.

“Continuing Employees” has the meaning set forth in Section 15.1.

“Contract” means any written contract or agreement, but excluding, however, any Lease, easement, right-of-way, Permit, or other instrument creating or evidencing any oil and gas mineral interests or other real property interests.

“Contract Notice” has the meaning set forth in Section 2.4(e).

“Cure Costs” has the meaning set forth in Section 2.4(a).

“Customary Post-Closing Consents” means the consents and approvals from Governmental Authorities for the assignment of the Assets or transfer of operatorship thereof to Buyer, that are customarily and reasonably obtained after the assignment of properties similar to the Assets.

“Defensible Title” means such right, title, and interest of Seller as of the Effective Time and the Closing Date that (in each case, as to the Target Formation only), subject to Permitted Encumbrances:

(a)           with respect to each Well shown in Exhibit A-1, entitles Seller to receive not less than the Net Revenue Interest shown in Exhibit A-1 for such Well throughout the productive life of such Well, except for (i) decreases in connection with those operations in which Seller may from and after the Execution Date elect to be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units, (iii) decreases resulting from changes in tract or production allocations resulting from elections to participate or not participate in operations after the Execution Date in accordance with Section 9.1, (iv) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past underdeliveries set forth on Schedule 7.15, (v) decreases resulting from actions by Buyer, (vi) decreases resulting from any reversion of interest to a co-owner with respect to operations in which such co-owner, after the Execution Date, elects not to consent, and (vii) as otherwise stated in Exhibit A-1;

(b)           with respect to each Well shown in Exhibit A-1, obligates Seller to bear a percentage of the costs and expenses for the development and maintenance of, and operations relating to, such Well of not more than the Working Interest shown in Exhibit A-1 for such Well throughout the productive life of such Well, except (i) increases resulting from contribution requirements with respect to defaulting co-owners from and after the Execution Date under applicable operating agreements, (ii) increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest with respect to such Well, (iii) increases resulting from changes in tract or production allocations resulting from elections to participate or not participate in operations after the Execution Date in accordance with Section 9.1, (iv) increases resulting from actions by Buyer, (v) increases resulting from the establishment or amendment from and after the Execution Date of pools or units, and (vi) as otherwise stated in Exhibit A-1; and

(c)           with respect to each Well, is free and clear of all Encumbrances other than Permitted Encumbrances.

“Deposit” has the meaning set forth in Section 3.2.

“Designation Deadline” means 5:00 p.m., Central Time, on the date that is (i) one (1) Business Day before the Sale Order hearing with respect to those Applicable Contracts pertaining to the matters set forth on subclause (a)-(d) of Schedule 10.8 and (ii) two (2) Business Days before the Outside Termination Date for all other Applicable Contracts.

“Dispute Notice” means a written report prepared in good faith containing all changes proposed to the Preliminary Settlement Statement or Final Settlement Statement, as applicable, with a brief explanation of such changes.

“Effective Time” means, (a) with respect to the Group A Assets, 12:01 a.m. (Central Time) on July 1, 2023 and, (b) with respect to the Group B Assets, 12:01 a.m. (Central Time) on May 1, 2023.

“Emergency Mediation” has the meaning set forth in Section 9.11.

“Employee Letter” has the meaning set forth in Section 15.1.

“Employment Date” has the meaning set forth in Section 15.1.

“Encumbrance” means any lien, mortgage, security interest, pledge, charge, collateral assignment, deed of trust, option, or similar encumbrance.

“Environmental Condition” means a condition that causes an Asset (or Seller with respect to an Asset) not to be in compliance with, or to be subject to a current remedial or corrective action obligation pursuant to, any Environmental Law. For purposes of clarity and notwithstanding anything to the contrary, (a) the fact that a Well is no longer capable of producing sufficient quantities of oil or gas to continue to be classified as a “producing well” or that such a Well should be temporarily abandoned or permanently Plugged and Abandoned shall, in each case, not form the basis of an Environmental Condition, except to the extent constituting a current violation of Environmental Law, (b) the fact that a pipe is temporarily not in use shall not form the basis of an Environmental Condition, and (c) except with respect to Personal Property (i) that causes or has caused contamination including of soil, surface water, or groundwater or (ii) the use or condition of which is a violation of Environmental Law, the physical condition of any surface or subsurface Personal Property shall not form the basis of an Environmental Condition.

“Environmental Laws” means any applicable Law relating to pollution or the protection of the environment and natural resources or human health and safety matters (to the extent related to human exposure to Hazardous Materials); provided, however, that “Environmental Laws” do not include good or desirable operating practices or standards that may be voluntarily employed or adopted by other oil and gas well operators or recommended but not required by a Governmental Authority and shall not include any Law to the extent relating to human health or safety matters except to the extent related to human exposure to Hazardous Materials.

“Environmental Liability” means any Liability: (a) resulting from or attributable to the actual or threatened Release of Hazardous Materials into the environment or resulting from or attributable to exposure to Hazardous Materials; (b) resulting from or attributable to the generation, manufacture, processing, distribution, use, treatment, storage, Release or threatened Release, transport, or handling of Hazardous Materials; (c) resulting from conditions of Assets not in compliance with Environmental Laws promulgated by BOEM or BSEE; or (d) otherwise arising under or related to the violation of Environmental Laws. For the purposes of clarity and notwithstanding anything to the contrary, no Liability arising out of any Plugging and Abandonment obligations shall be considered an Environmental Liability.

“ERISA” means the Employee Retirement Security Act of 1974, as amended.

“ERISA Affiliate” means with respect to a Person, any Person that would be considered a single employer with such Person under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Escrow Account” means the account maintained by Escrow Agent in connection with the Escrow Agreement.

“Escrow Agent” means Amarillo National Bank.

“Escrow Agreement” means that certain Escrow Agreement, dated as of July 26, 2023, by and among Buyer, MLCJR LLC, and Escrow Agent.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” means all Applicable Contracts other than Assigned Contracts.

“Excluded Liabilities” has the meaning set forth in Section 2.6.

“Execution Date” has the meaning set forth in the first paragraph herein.

“Financial Information” has the meaning set forth in the definition of “Specified Information”.

“Final Settlement Date” has the meaning set forth in Section 3.5.

“Final Settlement Statement” has the meaning set forth in Section 3.5.

“Fraud” means an intentional and willful misrepresentation by a Party with respect to the making of any representation or warranty set forth in Article VII or Article VIII, as applicable, or in any certificate delivered pursuant to this Agreement; provided that, (a) the Party making such representation or warranty had Knowledge that the applicable representation or warranty, as may be qualified in this Agreement, (i) was false at the time it was made, (ii) was made with the intention that the other Party rely thereon to its detriment, and (iii) was relied upon by the other Party to such other Party’s detriment, and (b) “Fraud” does not include constructive fraud or other claims based upon constructive knowledge, negligent misrepresentation, recklessness, or other similar theories.

“Fundamental Representations” means the representations and warranties set forth in Section 7.1, Section 7.2, Section 7.3, Section 7.12, Section 8.1, Section 8.2, Section 8.3, Section 8.5 and Section 8.9.

“GAAP” means generally accepted accounting principles as used in the United States of America.

“Geological Data” means all (a) seismic, geological, geochemical, or geophysical data (including cores and other physical samples of materials from wells or tests) belonging to Seller or licensed from third parties relating to the Properties that can be transferred without additional consideration to such third parties (or including such licensed data in the event Buyer agrees to pay such additional consideration), and (b) interpretations of seismic, geological, geochemical, or geophysical data belonging to Seller or licensed from third parties that can be transferred without additional consideration to such third parties (or including such licensed data in the event Buyer agrees to pay such additional consideration).

“Governmental Authority” means any federal, state, county, city, local, municipal, tribal, foreign, or other government; any governmental, quasi-governmental, regulatory or administrative agency, commission, legislature, body, or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory, or taxing authority or power; and any court, arbitral body, or other tribunal, including any tribal authority having or asserting jurisdiction with respect to the Properties.

“Group A Assets” has the meaning set forth in Section 2.1(a).

“Group A Leases” has the meaning set forth in Section 2.1(a)(i).

“Group A Operations Wells” has the meaning set forth in Section 2.1(a)(ii).

“Group A Properties” has the meaning set forth in Section 2.1(a)(ii).

“Group A Units” has the meaning set forth in Section 2.1(a)(i).

“Group A Wells” has the meaning set forth in Section 2.1(a)(ii).

“Group B Assets” has the meaning set forth in Section 2.1(b).

“Group B Leases” has the meaning set forth in Section 2.1(b)(i).

“Group B Operations Wells” has the meaning set forth in Section 2.1(b)(ii).

“Group B Properties” has the meaning set forth in Section 2.1(b)(ii).

“Group B Units” has the meaning set forth in Section 2.1(b)(i).

“Group B Wells” has the meaning set forth in Section 2.1(b)(ii).

“Hazardous Materials” means any chemical, material, substance, or waste that is regulated or defined as hazardous or toxic, or as a pollutant or contaminant, or words of similar regulatory effect under any Environmental Law, including asbestos or asbestos-containing materials, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, petroleum or petroleum by-products, or wastes.

“Hydrocarbons” means oil, gas, and other hydrocarbons (including casinghead gas and condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), including all crude oils, condensates, and natural gas liquids at atmospheric pressure and all gaseous hydrocarbons (including wet gas, dry gas and residue gas) or any combination thereof, and sulphur, carbon dioxide, and any other minerals extracted from, attributable to, or produced in association therewith.

“Imbalances” means all Well Imbalances and Pipeline Imbalances.

“Knowledge” means: (a) with respect to Seller, the actual knowledge (after reasonable inquiry of direct reports) of the following Persons: Ben Marchive, Craig Sanders, Rodney Dykes and Vincent Devito; and (b) with respect to Buyer, the actual knowledge (after reasonable inquiry of direct reports) of the following Persons: Sameer Parasnis (Chief Financial Officer).

“Law” means any applicable statute, law (including any obligation arising under the common law), rule, regulation, ordinance, order, code, ruling, writ, injunction, judgment, decision, decree, or other official act of or by any Governmental Authority.

“Leases” has the meaning set forth in Section 2.1(a).

“Liabilities” means any and all claims, causes of actions, payments, charges, judgments, assessments, losses, monetary damages, penalties, fines, fees, Taxes, interest obligations, deficiencies, debts, obligations, costs and expenses, and other liabilities (whether absolute, accrued, contingent, fixed, or otherwise, or whether known or unknown, or due or to become due or otherwise), including any amounts paid in settlement, interest, court costs, costs of investigators, attorneys’ fees, legal, or other expenses incurred in connection therewith.

“Material Adverse Effect” means any change, inaccuracy, effect, event, result, occurrence, condition, or fact (for the purposes of this definition, each, an event) (whether foreseeable or not and whether covered by insurance or not) that results in, as applicable (a) a material adverse effect upon the ability of Seller to consummate the transactions contemplated by this Agreement, or to perform its obligations hereunder, or (b) a material adverse effect on the ownership, operation, financial condition, or value of the Assets, taken as a whole, as currently owned and operated as of the Execution Date; provided, however, that, in each case, Material Adverse Effect shall not include such material adverse effects resulting from: (i) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) changes in general market, economic, financial, or political conditions (including changes in commodity prices, fuel supply, or transportation markets, interest or rates, or general market prices in the Hydrocarbon exploration, production, development, processing, gathering, or transportation industry generally) in the area in which the Assets are located, the United States or worldwide; (iii) changes in conditions, geographies, or developments generally applicable to the oil and gas industry in the area where the Assets are located; (iv) acts of God, including hurricanes, storms, or other naturally occurring events; (v) acts or failures to act of Governmental Authorities; (vi) civil unrest, any epidemic, pandemic, or outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (vii) any actions taken or omitted to be taken (A) by or at the written request or with the prior written consent of Buyer, or (B) as expressly permitted or prescribed under this Agreement; (viii) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement, including matters to the extent a Purchase Price adjustment is provided for under this Agreement; (ix) any change in Laws or in GAAP and any interpretations thereof from and after the Execution Date; (x) Casualty or Condemnation Losses; (xi) any reclassification or recalculation of reserves; (xii) natural declines in well performance; (xiii) the commencement or pendency of the Chapter 11 Case; (xiv) the departure of officers or directors of Seller after the Execution Date; (xv) any objections in the Bankruptcy Court to (A) this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, (B) the reorganization of Seller and any related plan of reorganization or disclosure statement, (C) the Bidding Procedures or the sale motion, or (D) the assumption or rejection of any Material Contract; (xvi) any order of the Bankruptcy Court (except any such order that would preclude or prohibit Seller from consummating the transactions contemplated by this Agreement) or any actions or omissions of Seller in compliance therewith; and (xvii) any of the matters disclosed on any Exhibit or Schedule to this Agreement.

“Material Contracts” has the meaning set forth in Section 7.7.

“Net Revenue Interest” means, with respect to any Well, the Seller’s interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well, after giving effect to all Burdens.

“Non-Recourse Party” has the meaning set forth in Section 16.17.

“NORM” means naturally occurring radioactive material.

“Operating Expenses” means all (a) operating expenses (including costs of insurance) and capital expenditures incurred in the ownership and operation of the Assets, (b) all extension payments, renewal payments, rentals, and other lease maintenance payments, and (c) all overhead costs charged to the Assets under the relevant operating or unit agreement or forced pooling order, if any, but, in each case, excluding Liabilities attributable to (i) personal injury or death, property damage, torts, breach of contract, or violation of any Law, (ii) obligations relating to the Plugging and Abandonment of Wells or dismantling or decommissioning facilities, (iii) Environmental Liabilities (or the cure, or attempt to cure, any such liability), (iv) obligations with respect to Imbalances, (v) obligations to pay Burdens or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, including Suspense Funds, (vi) obligations with respect to hedging Contracts, (vii) obligations with respect to Taxes, and (viii) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (i) through (viii), whether such claims are made pursuant to contract or otherwise.

“Operations Wells” has the meaning set forth in Section 2.1(b)(ii).

“Order” means any award, writ, injunction, judgment, order, or decree entered, issued, made, or rendered by any Governmental Authority.

“Outside Termination Date” means October 13, 2023.

“Party” and “Parties” have the meanings set forth in the first paragraph herein.

“Permit” has the meaning set forth in Section 2.1(d).

“Permitted Encumbrances” means:

(a)          the terms and conditions of all Applicable Contracts, Leases (including with respect to (x) any Leases that have expired, or will expire, pursuant to their express terms, and (y) any portions of any Leases that are lost as the result of any vertical or horizontal “Pugh clauses” or other similar provisions contained therein) and Burdens if the net cumulative effect of such Applicable Contracts, Leases, and Burdens does not operate to: (i) decrease the Net Revenue Interest with respect to any Well to an amount less than the Net Revenue Interest set forth in Exhibit A-1 for such Well, (ii) obligate Seller to bear a Working Interest with respect to any Well in an amount greater than the Working Interest set forth in Exhibit A-1 for such Well (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth in Exhibit A-1 in the same proportion as any increase in such Working Interest), or (iii) materially impair the operation or use of the Assets as currently operated and used;

(b)          Preferential Purchase Rights;

(c)           liens for Taxes or assessments (i) not yet due or delinquent; (ii) the nonpayment of which is permitted or required by the Bankruptcy Code; or (iii) that are being contested in good faith;

(d)           any Consents (including Customary Post-Closing Consents), and any required notices to, or filings with, Governmental Authorities in connection with the consummation of the transactions contemplated by this Agreement;

(e)           except to the extent triggered prior to the Closing Date, conventional rights of reassignment upon final intention to abandon or release the Assets, or any of them;

(f)           all applicable Permits and Laws and all rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license, or permit, or by any provision of Law, to terminate such right, power, franchise grant, license, or permit, or to purchase, condemn, expropriate, or recapture, or to designate a purchaser of any Asset; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Asset to any Governmental Authority with respect to any franchise, grant, license, or permit;

(g)           rights of a common owner of any interest in rights-of-way, permits, or easements held by Seller and such common owner as tenants in common or through common ownership;

(h)           easements, conditions, covenants, restrictions, permits, facilities, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, and other like purposes, or for the joint or common use of the facilities and equipment, which, in each case, (A) do not materially impair the operation or use of the Assets as currently operated and used or (B)(i) decrease the Net Revenue Interest with respect to any Well to an amount less than the Net Revenue Interest set forth in Exhibit A-1 for such Well, or (ii) obligate Seller to bear a Working Interest with respect to any Well in an amount greater than the Working Interest set forth in Exhibit A-1 for such Well (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth in Exhibit A-1 in the same proportion as any increase in such Working Interest);

(i)           vendor’s, carrier’s, warehousemen’s, repairmen’s, mechanic’s, workmen’s, materialmen’s, construction, or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Seller;

(j)            liens created under Leases, Permits, easements, rights-of-way, or Applicable Contracts, or by operation of Law in respect of obligations that are not yet due or delinquent or that are being contested in good faith by appropriate proceedings by or on behalf of Seller;

(k)           any matters set forth in Exhibit A, Exhibit A-1, or Exhibit A-4, all litigation and claims set forth on Schedule 7.6 and all Imbalances set forth on Schedule 7.16;

(l)           calls on production under existing Applicable Contracts that can be terminated upon not more than 60 days’ notice;

(m)          the terms and conditions of the Material Contracts set forth on Schedule 7.7, this Agreement and each of the Transaction Documents;

(n)           all depth restrictions or limitations applicable to any Asset set forth in Exhibit A, Exhibit A-1, or Exhibit A-5, or contained in any Leases and Permits; and

(o)          zoning and planning ordinances and municipal regulations.

“Person” means any individual, firm, corporation, company, partnership, joint venture, limited partnership, limited liability company, association, trust, estate, labor union, organization, Governmental Authority, or any other entity.

“Personal Property” has the meaning set forth in Section 2.1(c).

“Pipeline Imbalance” means any marketing imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by Seller under any Contract relating to the gathering, transportation, marketing, storage, or processing (including any production handling and processing at a separation facility) and the quantity of Hydrocarbons attributable to the Assets actually delivered by Seller pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage, or processing facility, including corresponding cash settlement obligations.

“Plugging and Abandonment” and “Plug and Abandon” and its derivatives mean all plugging, replugging, abandonment, re-plugging and re-abandonment, equipment removal, disposal, or restoration associated with the properties and assets included in or burdened by the Assets, including all plugging and abandonment, removal, dismantling, decommissioning, surface and subsurface restoration, site clearance, and disposal of the Wells, the well cellars, fixtures, platforms, caissons, flowlines, pipelines, structures, and personal property of whatever kind located on or under, related to, or associated with operations and activities conducted by whomever with respect to each of the Assets, the flushing, pickling, burial, removal, and capping of all associated flowlines, field transmission and gathering lines, pit closures, the restoration of the surface, and site clearance, all in accordance with all applicable Laws, the terms and conditions of each of the Leases or similar leasehold interests, beneficial interests or easements.

“Preferential Purchase Right” has the meaning set forth in Section 7.9.

“Preliminary Settlement Statement” has the meaning set forth in Section 3.4.

“Production Taxes” has the meaning set forth in Section 16.1(d).

“Properties” means, collectively, the Group A Properties and the Group B Properties.

“Property Taxes” has the meaning set forth in Section 16.1(c).

“Purchase Price” has the meaning set forth in Section 3.1.

“Records” has the meaning set forth in Section 2.1(h).

“Release” means any releasing, depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the environment.

“Remediation” and “Remediate” mean, with respect to any Environmental Condition, the implementation of any remedial, removal, response, or other corrective actions required under Environmental Laws to correct or remove such Environmental Condition, including monitored natural attenuation, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of other remediation methods, if appropriate and allowed under Environmental Laws.

“Replacement Bonds” has the meaning set forth in Section 9.2.

“Sale Order” means an order of the Bankruptcy Court, pursuant to, inter alia, sections 105, 363 and 365 of the Bankruptcy Code authorizing and approving, inter alia, the sale of the Assets to Buyer on the terms and conditions set forth herein and authorizing and approving the assumption and assignment of the Assigned Contracts and other Assets to Buyer in the form substantially similar to Exhibit E.

“Securities” means any equity interests or other equity security of any class, any option, warrant, convertible or exchangeable security (including any membership interest, equity unit, partnership interest, trust interest) or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other equity security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency; provided, however, “Securities” expressly exclude any real property interests or interests in any Hydrocarbon leases, fee minerals, reversionary interests, non-participating royalty interests, executive rights, non-executive rights, royalties and any other similar interests in minerals, overriding royalties, reversionary interests, net profit interests, production payments, and other royalty burdens and other interests payable out of production of Hydrocarbons, including any Assets.

“Seller” has the meaning set forth in the first paragraph herein.

“Seller Group” means, collectively, Seller and its Affiliates, and all of its and their respective stockholders, partners, members, directors, officers, managers, employees, attorneys, agents, and representatives.

“Seller Releasee” has the meaning set forth in Section 13.2(b).

“Seller Releasor” has the meaning set forth in Section 13.2(b).

“Seller Taxes” means any (a) Asset Taxes prorated to Seller in accordance with Section 16.1 (taking into account, and without duplication of, such Asset Taxes effectively borne by Seller as a result of the adjustments to the Purchase Price in Section 3.3), (b) income or franchise or similar Taxes of Seller or its Affiliates, or (c) any Taxes attributable to the Excluded Assets.

“SP 49 Pipeline” has the meaning set forth in the Recitals.

“SP 49 Pipeline Assets” means all right, title and interest of SP 49 Pipeline in any equipment, platforms, gathering systems, pipelines, machinery, fixtures, improvements, and other real, personal and mixed property, operational or nonoperational.

“Specified Information” means, exclusively to the extent related to the Assets, Seller’s books and records and any information requested by Buyer, its Affiliates, Buyer Representatives, or Buyer’s auditor to assist in the preparation of (i) lease operating statements and production reports for the Assets for the year ending December 31, 2022, and for each of the most recently completed 12 months before the Closing and (ii) Seller’s revenues and direct expenses to the extent attributable to the Assets for the year ending December 31, 2022, and the fiscal quarters ending March 31, 2023 and June 30, 2023, and any other fiscal quarter ending after June 30, 2023, (provided, that if requested by Buyer, abbreviated revenues and direct operating expenses financials in this prong (ii) shall be replaced with full carve-out or other financial statements sufficient to satisfy the rules and regulations of the Securities and Exchange Commission with respect to the acquired Assets) but before the Closing (the information set forth in clauses (i) and (ii) above, the “Financial Information”).

“Subject Interests” has the meaning set forth in the Recitals.

“Successful Bidder” means the bidder for the Assets with the highest or otherwise best proposal for the Assets as determined in accordance with the Bidding Procedures.

“Suspense Funds” means funds held in suspense (including funds held in suspense for unleased interests and penalties and interest) that are attributable to the Assets or any interests pooled, unitized or communitized therewith.

“Target Formation” means, as to any Well, the formation from which such Well is producing at the applicable Effective Time.

“Tax” or “Taxes” means all taxes, assessments, duties, levies, imposts, or other similar charges in the nature of a tax imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profit, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, add-on, value-added and withholding (including backup withholding) taxes, and all penalties and interest imposed thereon.

“Tax Return” means any return, declaration, report, or information return (including any related or supporting elections, schedules or statements) filed or required to be filed in connection with the determination, assessment, or collection of any Tax.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Total Buyer Price” means an amount equal to the Adjusted Purchase Price; provided that notwithstanding anything to the contrary, solely for purposes of determining the Total Buyer Price (and for the avoidance of doubt subject to Section 9.13), the adjustments contemplated in Section 3.3(b)(vi), Section 3.3(b)(vii) and Section 3.3(b)(viii) shall be deemed upward adjustments to the Purchase Price pursuant to Section 3.3(a) and not downward adjustments to the Purchase Price pursuant to Section 3.3(b).

“Transaction Documents” means those documents executed or delivered pursuant to or in connection with this Agreement, whether on the Closing Date or thereafter.

“Transfer Documents” means the Assignment and Bill of Sale, and all applicable government forms relating to the transfer of the Assets, including Form-BSEE 149, Form-BOEM 150, and Form-BOEM 151.

“Transfer Taxes” means any sales, use, excise, real property transfer, registration, documentary, stamp or transfer Taxes, recording fees, and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers to Buyer contemplated by this Agreement as well as any interest, penalty or addition thereto whether disputed or not.

“Transition Services Agreement” means that certain Transition Services Agreement by and between Seller and Buyer in the form attached as Exhibit F.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any temporary or final Treasury Regulations.

“Units” has the meaning set forth in Section 2.1(a).

“Unpaid Royalties” has the meaning set forth in Section 2.3(b).

“Volumetric Production Payment” means that certain Conveyance of Term Overriding Royalty Interest, dated effective as of October 1, 2018, by and between Cox Oil Offshore, L.L.C., Energy XXI GOM, LLC, EPL Oil & Gas, Inc., M21K, LLC and Flint River VPP II, LLC and EP Northern Investments, LLC and any related Encumbrance.

“Well Imbalance” means any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the share of production from the relevant Well to which Seller is entitled, together with any appurtenant rights and obligations concerning future in kind or cash balancing at the wellhead.

“Wells” has the meaning set forth in Section 2.1(b).

“Working Interest” means, with respect to any Well, the interest in and to such Well that is burdened with the obligation to bear and pay costs and expenses of exploration, production, maintenance, development, and operations on or in connection with such Well, but without regard to the effect of any Burdens.

Section 1.2            References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, and other subdivisions of this Agreement are for convenience purposes only, do not constitute any part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The word “including” (in its various forms) means including without limitation. Unless the context requires otherwise, the word “or” shall include both the conjunctive and the disjunctive. All references to “$” or “dollars” shall be deemed references to United States Dollars. Each accounting term intended to be used as such and not otherwise defined in this Agreement, and each accounting term partly defined herein to the extent not defined, will have the meaning commonly applied by it in accordance with GAAP as in effect from time to time. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Except as expressly provided otherwise in this Agreement, (a) any statute defined or referred to herein means such statute as from time to time amended, supplemented, or modified, including by succession of comparable successor statutes, (b) any references to any Law will be deemed to also refer to all rules and regulations promulgated thereunder and shall mean such Law, rules, and regulations as from time to time amended, modified or supplemented, and (c) any agreement, instrument, or writing defined or referred to herein means such agreement, instrument, or writing, as from time to time amended, supplemented, or modified prior to the Execution Date. Unless the express context otherwise requires, the word “day” means “calendar day”, and references to any date shall mean such date in Houston, Texas and for purposes of calculating the time period in which any notice or action is to be given or undertaken hereunder, such period shall be deemed to begin at 12:01 a.m. on the applicable date in Houston, Texas. References to a specific time shall refer to Central Time, unless otherwise indicated. When calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded, provided that, if the last day of such period is a non-Business Day, the period in question shall end on the next Business Day. The word “extent” in the phrase “to the extent” shall mean the degree or proportion to which a subject or other thing extends, and such phrase shall not mean simply “if.” Each reference to a Party shall include its successors and permitted assigns.

Article II.
ASSET ACQUISITION

Section 2.1            Asset Acquisition. Upon the terms and subject to the conditions of this Agreement, and for the consideration specified in Section 3.1, Seller agrees to sell, assign, transfer, and convey, and Buyer agrees to purchase and pay for, all of Seller’s right, title, and interest in and to the following assets (less and except for the Excluded Assets, such interest in such assets, collectively, the “Assets”) and the Subject Interests, in each case, free and clear of all Encumbrances other than the Assumed Liabilities and Permitted Encumbrances:

(a)           All of Seller’s right, title and interest in and to the following (collectively, the “Group A Assets”):

(i)            the oil and gas rights, title, estates and interests, oil and gas and mineral leases (and all leasehold estates created thereby), oil and gas fee interests, working interests, production payments, net profits interests, carried interests, options, rights to Hydrocarbons in place, and all other oil and gas interests of any kind or character derived therefrom, in each case, listed or otherwise expressly described in Exhibit A – Part I (such interest in such leases and other interests, the “Group A Leases”), together with all rights, privileges, benefits, and powers conferred upon Seller as the holder of the Group A Leases with respect to the use and occupation of the surface of the lands covered thereby that may be necessary, convenient, or incidental to the possession and enjoyment of the Group A Leases, and together with any and all rights, titles, and interests of Seller in and to any units or pooling arrangements (including statutory forced pooling orders) wherein the Group A Leases are pooled or unitized, including the units and pooling, unitization, or communitization arrangements set forth in Exhibit A – Part I (such interest in such units or pools, the “Group A Units”), and including all interests of Seller derived from the Group A Leases in production of Hydrocarbons from any such Group A Unit, whether such Group A Unit production of Hydrocarbons comes from Group A Wells located on or off of a Group A Lease;

(ii)           each of the oil and gas wells located on or under the Group A Leases or the Group A Units (whether or not completed), including the wells set forth on Exhibit A-1 – Part I, whether such wells are producing, not producing, shut-in, or abandoned (such interest in such wells, the “Group A Wells”), and (ii) each of the fresh water wells, disposal wells, and other wells of every nature and kind located on the Leases or Units, including the wells set forth on Exhibit A-2 – Part I, in each case, whether such wells are currently in use, temporarily shut in, or abandoned (the “Group A Operations Wells”, and together with the Group A Leases, Group A Units, and Group A Wells, collectively, the “Group A Properties”, and individually a “Group A Property”);

(b)          All of Seller’s right, title and interest in and to the following (collectively, the “Group B Assets”):

(i)            the oil and gas rights, title, estates and interests, oil and gas and mineral leases (and all leasehold estates created thereby), oil and gas fee interests, working interests, production payments, net profits interests, carried interests, options, rights to Hydrocarbons in place, and all other oil and gas interests of any kind or character derived therefrom, in each case, listed or otherwise expressly described in Exhibit A – Part II (such interest in such leases and other interests, the “Group B Leases” and together with the Group A Leases, the “Leases”), together with all rights, privileges, benefits, and powers conferred upon Seller as the holder of the Group B Leases with respect to the use and occupation of the surface of the lands covered thereby that may be necessary, convenient, or incidental to the possession and enjoyment of the Group B Leases, and together with any and all rights, titles, and interests of Seller in and to any units or pooling arrangements (including statutory forced pooling orders) wherein the Group B Leases are pooled or unitized, including the units and pooling, unitization, or communitization arrangements set forth in Exhibit A – Part II (such interest in such units or pools, the “Group B Units” and together with the Group A Units, the “Units”), and including all interests of Seller derived from the Group B Leases in production of Hydrocarbons from any such Group B Unit, whether such Group B Unit production of Hydrocarbons comes from Group B Wells located on or off of a Group B Lease;

(ii)           each of the oil and gas wells located on or under the Group B Leases or the Group B Units (whether or not completed), including the wells set forth on Exhibit A-1 – Part II, whether such wells are producing, not producing, shut-in, or abandoned (such interest in such wells, the “Group B Wells” and together with the Group A Wells, the “Wells”), and (ii) each of the fresh water wells, disposal wells, and other wells of every nature and kind located on the Group B Leases or Group B Units, including the wells set forth on Exhibit A-2 – Part II, in each case, whether such wells are currently in use, temporarily shut in, or abandoned (the “Group B Operations Wells”, and together with the Group A Operations Wells, the “Operations Wells” and together with the Group B Leases, Group B Units, and Group B Wells, collectively, the “Group B Properties”, and individually a “Group B Property”);

(c)           all equipment, platforms, gathering systems, pipelines, machinery, fixtures, improvements, and other real, personal and mixed property, operational or nonoperational that is used or held for use in connection with the Properties, pipelines or the other Assets, including well equipment, casing, rods, tanks, tank batteries, boilers, tubing, pumping units, engines, Christmas trees, production facilities, dehydration units and facilities, heater-treaters, compressors, testing and sampling equipment, sulfur recovery units and facilities, valves, gauges, equipment, and related software; meters and other measurement equipment, flow lines, pipelines, gathering systems, processing systems or facilities, umbilicals, caissons, water systems (whether for source water, treatment, disposal, injection, or otherwise), and other items to the extent located on the Properties or held for use in connection with the ownership or operation of the Properties or the other Assets (such interest in such properties, collectively, the “Personal Property”), including those set forth on Exhibit A-3;

(d)           to the extent that they may be assigned, transferred, or re-issued, any permit, license, registration, consent, order, approval, variance, exemption, waiver, franchise, right, or other authorization (in each case) of any Governmental Authority (the “Permits”) relating to the ownership or operation of the Properties;

(e)            to the extent assignable, all of the easements, rights-of-way, surface fee interests, surface leases, surface use agreements, and other surface usage rights existing as of the Closing Date to the extent solely used in connection with the ownership or operation of the Properties or the Personal Property, including those set forth on Exhibit A-4;

(f)           all Assigned Contracts;

(g)          all radio and communication towers, personal computers, all supervisory control and data acquisition (SCADA) systems, any central SCADA software, all radio and telephone equipment, all software associated with any SCADA system included in the Assets, network equipment, associated peripherals, and all licenses relating thereto, in each case that are primarily used in connection with the operation of the Properties, the pipelines, or the other Assets;

(h)           all books, records and files, reports, Asset Tax and accounting records, in each case to the extent relating to the Assets and Subject Interests and to the extent in Seller’s possession, including: (i) land and title records (including lease files, surveys, and maps), (ii) contract files, (iii) correspondence, (iv) facility files, (v) well files, proprietary seismic data and information, production records, electric logs, core data, pressure data, and all related matters, and (vi) environmental, regulatory, accounting, and Asset Tax records; but excluding any of the foregoing items to the extent comprising or otherwise attributable to the Excluded Assets (the foregoing, subject to such exclusion, the “Records”);

(i)            all drilling rigs, and all trucks, cars, and vehicles;

(j)            to the extent transferable, Seller’s Geological Data, and all reserve estimates and economic estimates related to the Properties prepared by Seller or its Affiliates;

(k)           all claims or causes of action held by Seller and other rights relating to adjustments or refunds for Burdens that are attributable to sales of Hydrocarbons produced and marketed from the Assets, whether before, on or after the Effective Time; and

(l)            (i) all Hydrocarbons produced from or allocated to the Properties on and after the Effective Time, (ii) to the extent Seller has received an upward Purchase Price adjustment under Section 3.3(a)(i) therefor, all Hydrocarbons produced from or allocated to the Properties that are in storage or existing in stock tanks or plants (including inventory) as of the Effective Time, and (iii) all linefill, linepack or other Hydrocarbons in any gathering line or pipeline included in the Assets, and in the case of each of (i)-(iii), all proceeds with respect to the foregoing.

Section 2.2            Excluded Assets. The Assets shall not include, and Seller shall reserve and retain, on its own behalf or on behalf of certain of its Affiliates, all of the following assets (the “Excluded Assets”):

(a)           all of Seller’s money, currency, or a credit balance in a deposit account at a financial institution and any cash on hand held by Seller;

(b)           all of Seller’s corporate minute books and corporate Tax or financial records that relate to Seller’s business generally (including the ownership and operation of the Assets);

(c)           all trade credits, all accounts receivable, if any, and all other proceeds, income, or revenues attributable to the Assets with respect to any period of time prior to the Effective Time;

(d)           except to the extent related to any Assumed Liabilities, all claims, causes of action, manufacturers’ and contractors’ warranties, and other rights of Seller arising under or with respect to (i) any Assets that are attributable to periods of time prior to the Effective Time including claims for adjustments or refunds, and (ii) any other Excluded Assets;

(e)           Seller’s area-wide bonds, supplemental bonds, bonds delivered by Seller to any third person, including BOEM and BSEE or any other Governmental Authority in connection with acquisition of the Assets or any other properties, permits, licenses, or authorizations used in the conduct of Seller’s business;

(f)           except to the extent related to any Assumed Liabilities and subject to Section 5.1, all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property;

(g)           all Hydrocarbons produced from the Properties with respect to all periods prior to the Effective Time other than those Hydrocarbons produced from or allocated to the Assets and in storage or existing in stock tanks, pipelines or plants (including inventory) as of the Effective Time or for which Seller receives an upward Purchase Price adjustment;

(h)          all claims of Seller for refunds of or loss carry forwards with respect to (i) Asset Taxes prorated to Seller in accordance with Section 16.1, (ii) income or franchise Taxes, or (iii) any Taxes attributable to the Excluded Assets;

(i)           all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos, and other intellectual property;

(j)            all BOEM operator numbers;

(k)           all documents and instruments and other data or information of Seller that are protected by an attorney-client privilege;

(l)           all documents and instruments and other data or information that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties;

(m)          except to the extent related to any Assumed Liabilities, all audit rights arising under any of the Applicable Contracts or otherwise with respect to (i) any period prior to the Effective Time, with respect to the Assets or (ii) any of the Excluded Assets;

(n)          documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Seller or its Affiliates, (ii) bids submitted by other prospective purchasers of the Assets or any other interest in the Assets, (iii) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller or its Affiliates or their respective representatives, and any prospective purchaser other than Buyer, and (v) correspondence between Seller or its Affiliates or any of their respective representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated in this Agreement;

(o)          the properties specifically identified on Exhibit C;

(p)          all Excluded Contracts;

(q)          all engagements and similar letters and agreements with Seller’s legal advisors, it being agreed that Buyer shall have no right to claim, own, or waive any attorney-client or similar privilege in favor of Seller or any of its Affiliates with respect to the ownership or operation of the Assets;

(r)           all of Seller’s rights, interests, and properties that are not included in the definition of “Assets”, including the assets, properties, and interests specifically listed in Exhibit C; and

(s)           any assets or properties otherwise identified as Excluded Assets under this Agreement.

Section 2.3            Revenues and Expenses. For purposes of determining the amount of the adjustment to the Purchase Price provided for in Section 3.3, the principles set forth in this Section 2.3 shall apply except as expressly provided otherwise in this Agreement. Subject to the preceding sentence: (a) Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production, and other proceeds, if any) and shall remain responsible for all Operating Expenses, in each case attributable to the Assets for the period of time prior to the Effective Time, (b) if the royalties set forth on Schedule 7.18 or which should have been set forth on Schedule 7.18, in each case, together with any associated penalties or interest (collectively, the “Unpaid Royalties”) have not been paid at Closing, then at Closing, Seller shall deposit into the Closing Escrow an amount equal to the value of the Unpaid Royalties which shall be disbursed by joint written instruction executed by Seller and Buyer either (i) to the appropriate royalty payee, (ii) to Seller upon payment of any Unpaid Royalties by Seller or (iii) to Buyer upon payment of any Unpaid Royalties by Buyer, and (c) subject to the occurrence of the Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) attributable to the Assets for the period of time from and after the Effective Time and shall be responsible for all Operating Expenses attributable to the Assets for the period of time from and after the Effective Time; provided, for the avoidance of doubt, Seller shall not be responsible for any expenses that would constitute Operating Expenses to the extent arising from or attributable to the Volumetric Production Payment. All Operating Expenses attributable to the Assets that are incurred with respect to operations conducted or production produced prior to the Effective Time shall be paid by Seller and all Liabilities with respect thereto shall be Excluded Liabilities. Such amounts that are received or paid prior to Closing shall be accounted for in the Preliminary Settlement Statement or Final Settlement Statement, as applicable. Such amounts that are received or paid after Closing but prior to the date of the Final Settlement Statement shall be accounted for in the Final Settlement Statement. For the purpose of clarity and notwithstanding anything to the contrary, the date an item or work is ordered is not the date of a transaction for settlement purposes in the Preliminary Settlement Statement or Final Settlement Statement, as applicable, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, is the relevant date (i.e., on an accrual basis). For purposes of allocating production (and accounts receivable with respect thereto), under this Section 2.3, (A) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Wells when they pass through the last permanent flange of the pipeline connecting into the storage facilities into which they are transported from the applicable Well, or if there are no storage facilities, when they pass through the meter at the entry point into the pipelines through which they are transported from such Well and (B) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Wells when they pass through the delivery point sales meters or similar meters at the entry point into the pipelines through which they are transported from such Wells. Seller shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings (including gas production meters or sales meters) or gauging and strapping data is not available.

Section 2.4            Assigned Contracts; Cure Costs.

(a)           At the Closing, Buyer shall pay to Third Parties, pursuant to Section 365 of the Bankruptcy Code and the Sale Order, any and all cure and reinstatement costs or expenses that are required to be paid under sections 365(b)(1)(A) and (B) of the Bankruptcy Code in connection with the assumption and assignment of the Assigned Contracts and Leases (such costs or expenses required to be paid by Buyer, the “Cure Costs”). For the purposes of clarity and notwithstanding anything to the contrary, (i) Buyer shall pay all Cure Costs in cash at such time as is provided in the preceding sentence, and (ii) Buyer shall not be required to make any payment of Cure Costs for, and Buyer shall not assume any Liabilities with respect to, any Excluded Contract or any other Contract that is not an Assigned Contract.

(b)          Schedule 2.4 sets forth each Applicable Contract and Seller’s good faith estimate of the amount of the Cure Costs payable in respect of each such Applicable Contract (and if no Cure Cost is estimated to be payable in respect of any Applicable Contract, the amount of such Cure Cost designated for such Applicable Contract or Lease shall be “$0.00”).

(c)           Within 3 Business Days after the Execution Date, and subject to Buyer’s rights under Section 2.4(e) to subsequently amend such designations, Buyer will deliver to Seller schedules of the Applicable Contracts to be assumed by Seller and assigned to Buyer (as Assigned Contracts) at the Closing (in the form annexed hereto as Exhibit D). Seller shall provide sufficient notice under the Bankruptcy Code and local rules of the Bankruptcy Court to all counterparties to the Assigned Contracts of their assumption or rejection and, with respect to the Assigned Contracts to be assumed, also provide a schedule of Cure Costs. Any Applicable Contracts that are not set forth on such list of Applicable Contracts to be assumed shall be Excluded Contracts and deemed rejected, and shall be an Excluded Asset for all purposes hereof.

(d)          Seller shall deliver a written notice in a form reasonably acceptable to Buyer of the proposed assignments of the Applicable Contracts and the proposed Cure Costs for each Applicable Contract to all non-debtor parties of the Applicable Contracts, which notice shall notify each non-debtor party to such Applicable Contract of (i) the proposed Cure Cost for such Applicable Contract and (ii) an objection deadline for such non-debtor party to object to the proposed Cure Cost. To the extent that any objections are received from such non-debtor parties in response to such notice, Seller shall use its commercially reasonable efforts (excluding providing any payment unless funded by Buyer) to resolve such disputes with the applicable non-debtor party, and all such resolutions with respect to any Assigned Contract shall be acceptable to Buyer in its sole discretion.

(e)           At any time prior to the Designation Deadline, Buyer shall have the right, which may be exercised in Buyer’s sole discretion, to provide written notice to Seller (each such notice, a “Contract Notice”) of Buyer’s election to designate any Applicable Contract (including any Contract that is an Assigned Contract immediately before such designation) (i) as an Excluded Contract and upon such designation such Contract shall constitute an Excluded Contract and, if applicable, shall cease to constitute an Assigned Contract or (ii) to the extent not already rejected, as an Assigned Contract and upon such designation such Contract shall constitute an Assigned Contract and shall cease to constitute an Excluded Contract. If, at any time after the Designation Deadline, the Cure Costs fixed by the Bankruptcy Court for any Assigned Contract are (i) greater than the amount set forth on the initial schedule of Cure Costs filed by Seller with the Bankruptcy Court prior to the Designation Deadline and (ii) are not consented to by Buyer, then Buyer shall be permitted, no later than 5 Business Days after entry of an order by the Bankruptcy Court setting such Cure Costs, to provide Seller a Contract Notice of Buyer’s election to revoke its designation of any such Applicable Contract as an Assigned Contract, and thereupon such Applicable Contract shall be deemed to be an Excluded Contract. The Parties shall amend the Buyer election form executed and delivered pursuant to Section 2.4(c) to reflect changes made pursuant to this Section 2.4(e).

(f)            If Buyer exercises its rights in Section 2.4(e) to designate an Applicable Contract (including an Applicable Contract that was an Assigned Contract immediately before such designation) as an Excluded Contract, there shall be no reduction in the Purchase Price as a result of such designation or change in designation.

(g)          Seller shall not reject any Applicable Contracts without the prior written consent of Buyer in its sole discretion; provided that, after the Designation Deadline, Seller may reject Excluded Contracts without the consent of Buyer so long as such Applicable Contracts were identified to Buyer prior to the Designation Deadline. In the event that Seller identifies (whether before or after the Designation Deadline) any additional Applicable Contracts capable of being assumed or rejected that were not previously identified as such, Seller shall promptly notify Buyer of (i) such Applicable Contracts and (ii) Seller’s good faith estimate of the amount of the Cure Costs payable in respect of each such Applicable Contract. For the purposes of clarity and notwithstanding anything to the contrary, Buyer may designate each such additional Applicable Contract described in the immediately preceding sentence as an Assigned Contract or Excluded Contract pursuant to this Section 2.4, notwithstanding the passage of the Designation Deadline, within 5 Business Days of Seller’s notice to Buyer pursuant to the previous sentence.

Section 2.5           Assumed Liabilities. Subject to the terms and conditions of this Agreement and without prejudice to the Purchase Price adjustments described in Section 3.3, as of the Closing, Buyer shall assume and hereby agrees to fulfill, perform, pay, and discharge (or cause to be fulfilled, performed, paid, or discharged) any and all obligations and Liabilities, known or unknown, to the extent arising from, based upon or attributable to (i) any Casualty or Condemnation Losses, in each case, subject to Buyer’s rights under Section 5.1 and Section 14.1 (in the last instance, to the extent arising from Section 10.4), as applicable, or (ii) the following obligations and Liabilities in each case to the extent not otherwise discharged by the Sale Order (all of said obligations and Liabilities, the “Assumed Liabilities”):

(a)           Burdens and other interests, owners’ revenues or proceeds attributable to sales of Hydrocarbons, including Suspense Funds to the extent attributable to the Assets, in each case, insofar and only insofar as the same are attributable to periods, and Hydrocarbons produced and marketed with respect to the Assets, on or after the Effective Time;

(b)           proper and timely Plugging and Abandonment for any and all wells and pipelines, inactive wells or temporarily abandoned wells, drilled on or under the Assets arising on or after the Effective Time;

(c)          obligations to re-plug any well, wellbore or previously plugged Well on or under the Assets to the extent required or necessary under applicable Laws or the Leases arising on or after the Effective Time;

(d)           obligations to dismantle or decommission and remove any Personal Property or Affiliate Personal Property and any other property of whatever kind located on the Assets related to or associated with operations and activities conducted by whomever on the Assets arising on or after the Effective Time;

(e)          obligations to clean up or Remediate the Assets in accordance with the Leases and applicable Laws, including all Environmental Laws arising on or after the Closing Date;

(f)           obligations to comply with the obligations (including Liabilities) applicable to or imposed on the lessee, owner, or operator under the Leases arising on or after the Closing Date;

(g)          obligations to comply with the obligations (including Liabilities) applicable to applicable Laws, including all Environmental Laws arising on or after the Closing Date;

(h)          all obligations and Liabilities associated with the Assigned Contracts, including obligations to furnish makeup gas or settle Imbalances according to the terms of applicable gas sales, processing, gathering or transportation Assigned Contracts included in the Assets, re-plugging any well, wellbore, or previously plugged well, and clean up or Remediate the Assets arising on or after the Effective Time for the Assets to which such Assigned Contract relates;

(i)            subject to Section 2.3, the Operating Expenses arising on or after the Effective Time; and

(j)            those obligations set forth on Schedule 2.5.

Section 2.6            Excluded Liabilities. Notwithstanding anything herein to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other Liability, claim against or obligation of Seller or its Affiliates or any other Person of whatever nature, whether presently in existence or arising hereafter, and Buyer will not assume and will not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates or relating to the Assets of any kind or nature whatsoever other than the Assumed Liabilities. All such other Liabilities, claims, and obligations, whether known or unknown, direct or contingent, in litigation or threatened, or not yet asserted, shall be retained by and remain obligations and Liabilities of Seller or any of its Affiliates (such Liabilities, collectively, the “Excluded Liabilities”), provided that, for purposes of clarity and notwithstanding anything to the contrary, Excluded Liabilities shall include each of the following Liabilities:

(a)           any and all Seller Taxes;

(b)           all indebtedness (if any) of Seller, whether or not encumbering all or any portion of the Assets;

(c)          all Liabilities relating to any Excluded Assets;

(d)          any and all Liability for: (i) costs and expenses incurred by Seller or owed in connection with the administration of the Chapter 11 Case (including the U.S. Trustee fees, the fees and expenses of attorneys, accountants, financial advisors, consultants, and other professionals retained by Seller, and any official or unofficial creditors’ committee, the fees and expenses of the post-petition lenders or the pre-petition lenders incurred or owed in connection with the administration of the Chapter 11 Case); and (ii) all costs and expenses of Seller incurred in connection with the negotiation, execution, and consummation of the transactions contemplated under this Agreement;

(e)          all Liabilities (other than Assumed Liabilities): (i) existing prior to the filing of the Chapter 11 Case that are subject to compromise under the Chapter 11 Case, other than Cure Costs; and (ii) to the extent not otherwise expressly assumed herein, incurred subsequent to the filing of the Chapter 11 Case and prior to the Effective Time;

(f)           all Liabilities and obligations arising out of the transportation, disposal, or arrangement therefor of any Hazardous Materials off the premises of the Assets prior to the Closing Date;

(g)          any and all Liabilities associated with any lawsuit, action, administrative or arbitration proceeding, or litigation set forth on Schedule 7.6 or which should have been set forth on such Schedule for such representation to be true and correct; and

(h)           all Liabilities and obligations of Seller under this Agreement or the Assignment, and each other instrument executed in connection with this Agreement.

Article III.
PURCHASE PRICE

Section 3.1           Purchase Price. The consideration for the transfer of the Assets and the Subject Interests and the transactions contemplated hereby shall be (a) an amount equal to eighty-eight million five hundred thousand dollars ($88,500,000) (the “Purchase Price”) to be paid in cash by Buyer to Seller, by wire transfer in same day funds at Closing as provided for in this Agreement, and (b) the assumption of the Assumed Liabilities.

Section 3.2           Deposit. No later than 1 Business Day following the Execution Date, Buyer shall have deposited into the Escrow Account, by wire transfer in same day funds, the sum of eight million eight hundred and fifty thousand dollars ($8,850,000), representing 10% of the unadjusted Purchase Price (such amount, together with any interest earned thereon, the “Deposit”). If the Closing occurs, the Deposit shall be applied toward the Adjusted Purchase Price at Closing pursuant to Section 12.3. However, if this Agreement is terminated in accordance with Section 14.1, the provisions of Section 14.2 shall be applicable and the Deposit shall be handled in accordance therewith.

Section 3.3           Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows, determined on an accrual basis in conjunction with Section 2.3 and otherwise in accordance with GAAP (the resulting amount, the “Adjusted Purchase Price”):

(a)           The Purchase Price shall be adjusted upward by the following amounts (without duplication):

(i)            to the extent Seller has not received proceeds from the sale therefor, an amount equal to the value of all Hydrocarbons attributable to the Assets in storage or existing in stock tanks or plants (including inventory, but excluding, for the avoidance of doubt, any linefill, linepack or Hydrocarbons in any gathering line or pipeline) as of the Effective Time, the value to be based upon the applicable Contract price in effect as of the Effective Time (or if there is no Contract price, then the posted price in the field in which such Hydrocarbons were produced or if no such posted price exists for such Hydrocarbons, the market price in the field in which such Hydrocarbons were produced, in each case, in effect as of the Effective Time); provided, however, that if Seller sells any such Hydrocarbons prior to Closing, the value shall be based on the price to be paid to Seller in connection with such sale, net of (A) amounts payable as Burdens on such production and (B) expenses (other than Operating Expenses) directly incurred by Seller in earning or receiving such proceeds;

(ii)           an amount equal to all Operating Expenses paid (whether prepaid or otherwise) by Seller that are incurred in respect of or attributable to the Assets with respect to the period of time on and after the Effective Time (whether paid before or after the Effective Time), including options payments with respect to any Leases, renewal payments, rentals and other lease maintenance payments; provided that, for the avoidance of doubt, the Purchase Price will not be adjusted upward for any amounts arising from or attributable to the Volumetric Production Payment;

(iii)         an amount equal to all Burdens paid (whether prepaid or otherwise) by Seller that are incurred in respect of or attributable to the Assets with respect to the period of time on and after the Effective Time;

(iv)         the amount of all Asset Taxes prorated to Buyer in accordance with Section 16.1 but paid, payable, or otherwise economically borne by Seller;

(v)          any amounts required to be paid by Seller to Third Parties in connection with the final resolution of the Emergency Mediation; and

(vi)         any other amount provided for elsewhere in this Agreement or otherwise agreed in writing by Seller and Buyer.

(b)         The Purchase Price shall be adjusted downward by the following amounts (without duplication):

(i)            an amount equal to all proceeds received by Seller attributable to the sale of Hydrocarbons produced from or allocable to the Assets during the period between the Effective Time and Closing, net of expenses (other than Operating Expenses, except to the extent such expenses are attributable to the Volumetric Production Payment) directly incurred by Seller in earning or receiving such proceeds and any fees payable or incurred in connection therewith not reimbursed to Seller by a Third Party purchaser;

(ii)          the amount of all Asset Taxes prorated to Seller in accordance with Section 16.1 but paid, payable, or otherwise economically borne by Buyer;

(iii)         all Suspense Funds that are held in suspense by Seller as of the Closing Date, if any;

(iv)         an amount equal to all Operating Expenses or other costs and expenses paid (whether prepaid or otherwise) or otherwise economically borne by Buyer or its Affiliates that are incurred in respect of or attributable to the Assets with respect to the period of time prior to the Effective Time;

(v)          the amount of all Unpaid Royalties discovered after Closing;

(vi)         the amount of all Cure Costs paid by Buyer;

(vii)        any amounts paid by Buyer to Third Parties for purposes of resolving any objection or consent rights in connection with this Agreement, the Sale Order or any Transaction Document;

(viii)       any amounts required to be paid by Buyer to Third Parties in connection with the final resolution of the Emergency Mediation; and

(ix)          any other amount provided for elsewhere in this Agreement or otherwise agreed in writing by Seller and Buyer.

Section 3.4           Preliminary Settlement Statement. Not less than 5 Business Days prior to the Closing, Seller shall prepare and submit to Buyer for review a draft Preliminary Settlement Statement (the “Preliminary Settlement Statement”) that shall set forth Seller’s good faith estimate of the Adjusted Purchase Price, reflecting each proposed adjustment to be made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with (i) the designation of Seller’s accounts for the wire transfers of funds as set forth in Section 12.3(b)(v) and (ii) such information and documentation in Seller’s possession as may be reasonably necessary for Buyer to confirm the accuracy of the Preliminary Settlement Statement. Within 3 Business Days after receipt of the Preliminary Settlement Statement, Buyer will deliver to Seller a Dispute Notice with respect to the Preliminary Settlement Statement. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing; provided that, if the Parties cannot agree on the Preliminary Settlement Statement prior to the Closing, Buyer shall deposit into the Escrow Account as the Closing Escrow all amounts in the Dispute Notice that are not resolved prior to Closing and are disputed in good faith, and such amounts shall be credited towards the Adjusted Purchase Price at Closing.

Section 3.5           Final Settlement Statement. On or before the date that is 90 days after the Closing, Seller shall prepare and submit to Buyer for review a draft Final Settlement Statement (the “Final Settlement Statement”) setting forth (i) each adjustment or payment which was not finally determined as of the Closing Date, (ii) the calculation of such adjustment and (iii) the resulting final Adjusted Purchase Price. Seller shall supply reasonable documentation in the possession of Seller as may be reasonably necessary for Buyer to confirm the accuracy of the Final Settlement Statement. Within 30 Days after receipt of the Final Settlement Statement, Buyer will deliver to Seller a Dispute Notice with respect to any changes that Buyer proposes to make to the final adjustments to the Purchase Price proposed in the Final Settlement Statement delivered by Seller. If Buyer fails to timely deliver such Dispute Notice to Seller, the Final Settlement Statement delivered by Seller will be deemed to be mutually agreed upon by the Parties and will be final and binding on the Parties. The date upon which all adjustments and amounts in the Final Settlement Statement are agreed to (or deemed agreed to) by the Parties or fully and finally determined by the Accounting Arbitrator as set forth in Section 3.6 shall be called the “Final Settlement Date”. If the final Adjusted Purchase Price is more than the sum of the Closing Payment, plus the Deposit, then Buyer shall owe Seller an amount equal to such difference, which shall be paid first from the Closing Escrow. If the final Adjusted Purchase Price is less than the sum of the Closing Payment, plus the Deposit, then Seller shall pay Buyer an amount equal to such difference in immediately available funds. In either case, within two (2) Business Days after the Final Settlement Date, the Parties shall execute and deliver a joint instruction to Escrow Agent requiring Escrow Agent to disburse to each Party the funds in the Closing Escrow to which such Party is entitled in accordance with the terms of such final resolution. Any remaining amounts owed to a Party after such disbursement from the Escrow Agent shall be paid by wire transfer of immediately available funds to the account specified pursuant to wire instructions delivered in advance by Seller or Buyer, as applicable.

Section 3.6           Disputes. If Seller and Buyer are unable to resolve a dispute as to the Final Settlement Statement by 30 days after Seller’s receipt of Buyer’s Dispute Notice, each of Buyer and Seller shall within 20 days of the expiration of the 30-day period described above, summarize its position with regard to such dispute in a written document of 10 pages or less and submit such summaries to the Houston, Texas office of PricewaterhouseCoopers (or if PricewaterhouseCoopers is unable or unwilling to serve as arbitrator within 20 days after receipt of a written request from the Parties to serve and absent agreement by the Parties as to a replacement for such arbitrator within 10 Business Days after notification that PricewaterhouseCoopers is unable or unwilling to serve, the arbitrator shall be selected by the Houston, Texas office of the AAA) (the “Accounting Arbitrator”), together with the Dispute Notice and any other documentation such Party may desire to submit. The Accounting Arbitrator shall also be furnished with a copy of this Agreement. The Parties shall instruct the Accounting Arbitrator that, within 20 Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, whichever complies more closely to the terms of the Agreement and the materials described above. The costs of such Accounting Arbitrator shall be split by the Parties. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against each of the Parties in any court of competent jurisdiction. The final Adjusted Purchase Price determined by the Accounting Arbitrator pursuant to this Section 3.6 shall be final and binding on the Parties, without right of appeal and enforceable by either party in any court of competent jurisdiction. The Accounting Arbitrator shall be authorized to resolve only the specific disputed aspects of the Preliminary Settlement Statement submitted by the Parties as provided above and may not award damages, interest or penalties to any Party with respect to any matter, notwithstanding any AAA Rules to the contrary. Within 2 Business Days after the final resolution by the Accounting Arbitrator of the matters addressed in the Dispute Notice, the Parties shall execute and deliver a joint instruction to Escrow Agent requiring Escrow Agent to disburse to each Party the funds in the Escrow Account to which such Party is entitled in accordance with the terms of such final resolution.

Article IV.
Access / disclaimers

Section 4.1           Access. From and after the Execution Date and up to and including the Closing Date (or earlier termination of this Agreement), Seller shall afford to Buyer and its Affiliates and their respective officers, employees, agents, accountants, attorneys, investment bankers, consultants, and other authorized representatives (the “Buyer Representatives”), upon prior reasonable notice in writing, reasonable access, during normal business hours, to all Records and other documents in Seller’s or its Affiliates’ possession, in each case, to the extent relating to the Assets as well as reasonable access to Seller’s personnel that are knowledgeable about the Assets.

Section 4.2           Confidentiality. Buyer acknowledges and agrees that, pursuant to its right of access to the Records, Buyer will become privy to confidential and other information of Seller and its Affiliates and the Assets and that such confidential information shall be held confidential by Buyer and Buyer Representatives in accordance with and to the extent set forth in the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to the Excluded Assets); provided that such termination of the Confidentiality Agreement shall not relieve any party thereto from any liability thereunder for the breach of such agreement prior to the Execution Date.

Section 4.3           Disclaimers.

(a)        Except as and to the LIMITED extent expressly set forth in Article VII, and with respect to the Special Warranty of defensible title set forth in the assignment, and SUBJECT TO BUYER’S RIGHTS AND REMEDIES IN Article X, AND Article XIV, (i) Seller MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY, OR IMPLIED, AND (II) Seller EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY BUYER REPRESENTATIVE (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY A MEMBER OF THE Seller Group), AND BUYER ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY SUCH REPRESENTATION OR WARRANTY.

(b)         EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN Article VII, the certificate delivered by seller to buyer at closing pursuant to Section 10.3, and with respect to the Special Warranty of defensible title set forth in the assignment, and without limiting the generality of Section 4.3(a), SELLER EXPRESSLY DISCLAIMS, AND BUYER ACKNOWLEDGES THAT IT HAS NOT RELIED ON, ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY, OR IMPLIED BY ANY MEMBER OF SELLER GROUP, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER, OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL, OR SEISMIC DATA, OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY, OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE Subject InterestS or ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER, OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS, OR STATEMENTS PREPARED BY OR ON BEHALF OF SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ANY BUYER REPRESENTATIVE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN Article VII, and SUBJECT TO BUYER’S RIGHTS AND REMEDIES IN Article X, AND Article XIV, and with respect to the Special Warranty of defensible title set forth in the assignment, and without limiting buyer’s remedies under this Article IV, SELLER FURTHER DISCLAIMS, AND BUYER ACKNOWLEDGES THAT IT HAS NOT RELIED UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY, OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM REDHIBITORY OR LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, OR RETURN OF THE PURCHASE PRICE OR CONSIDERATION, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT, BUYER SHALL BE DEEMED TO BE ACQUIRING THE ASSETS IN THEIR PRESENT STATUS, CONDITION, AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE, OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(c)         except as and to the limited extent expressly set forth in Article VII, AND SUBJECT TO BUYER’S RIGHTS AND REMEDIES IN Article X, AND Article XIV, and the certificate to be delivered by seller at closing with respect to such REPRESENTATIONS, SELLER HAS NOT AND DOES NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF HAZardous MATERIALs or OTHER MATERIALS INTO THE ENVIRONMENT, OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND BUYER ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY SUCH REPRESENTATION OR WARRANTY, AND, BUYER SHALL BE DEEMED TO BE ACQUIRING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d)         Seller and Buyer agree that, to the extent required by applicable Law to be effective, the disclaimers of certain representations and warranties contained in this Section 4.3 (or that are otherwise in all caps or bold in this agreement) are conspicuous disclaimers for the purpose of any applicable Law.

Article V.
Casualty or Condemnation Loss

Section 5.1           Casualty or Condemnation Loss. If, after the Execution Date but prior to the Closing Date, any portion of the Assets is damaged or destroyed or otherwise impaired by fire, explosion, storms, winds, tornado, hurricane, earthquake, earth movement, flood, or water damage or other casualty or is taken in condemnation or under right of eminent domain (in each case, including any Liabilities associated with or resulting from any such event, a “Casualty or Condemnation Loss”) Seller may, prior to Closing, cause the Assets affected by such Casualty or Condemnation Loss to be repaired or restored (to the extent the same are capable of being repair or restored) to at least its condition prior to such Casualty or Condemnation Loss, at Seller’s sole cost (without any adjustment to the Purchase Price). Notwithstanding the foregoing, if, at the Closing, the aggregate amount of unrepaired or unrestored losses as a result of a Casualty or Condemnation Loss is equal to or greater than Seven Hundred Fifty Thousand Dollars ($750,000), then, the Assets (or portions thereof) affected by such Casualty or Condemnation Loss shall be excluded from the Assets to be assigned to Buyer at Closing (and shall be considered an Excluded Asset hereunder) and the Purchase Price shall be reduced by the value allocated by the Parties to such Asset (or portions thereof) so excluded; provided that if any Asset (or portions thereof) that is so excluded is repaired or restored by Seller to at least its condition prior to such Casualty or Condemnation Loss within 90 days following the Closing, then, (A) Seller shall so notify Buyer and (B) on the tenth Business Day after receipt of such notice, Seller shall assign the applicable Asset (or portion thereof) to Buyer pursuant to an instrument in substantially the same form as the Assignment (and such Asset (or portions thereof) shall no longer be considered an Excluded Asset hereunder) and, contemporaneously with said assignment, Buyer shall pay by wire transfer in same day funds to Seller, to an account designated by Seller, the amount by which the Purchase Price was reduced at Closing with respect to such Excluded Asset (or portions thereof), subject to any adjustments in the allocable portion of the Purchase Price affecting such Asset (or portions thereof) pursuant to Section 3.3. If, at the Closing, the aggregate amount of unrepaired or unrestored losses as a result of a Casualty or Condemnation Loss is less than Seven Hundred Fifty Thousand Dollars ($750,000), and the Closing thereafter occurs, (i) the Assets affected by such Casualty or Condemnation Loss shall be assigned to Buyer in their condition after such Casualty or Condemnation Losses, and (ii) Seller shall pay to Buyer all sums paid to Seller by Third Parties by reason of such Casualty or Condemnation Loss insofar as with respect to the Assets and shall assign, transfer, and set over to Buyer or subrogate Buyer to all of Seller’s right, title, and interest (if any) in insurance claims, unpaid awards, and other rights against Third Parties (including any Liabilities, other than insurance claims, of or against any Seller Group) arising out of such Casualty or Condemnation Loss insofar as with respect to the Assets, and without any adjustment to the Purchase Price. For the avoidance of doubt, Seller shall retain all rights to insurance, condemnation awards, and other claims against Third Parties with respect to the Casualty or Condemnation Loss except to the extent the Parties otherwise agree in writing. Notwithstanding anything herein to the contrary, (i) if Closing occurs, Buyer shall assume all risk of loss with respect to the Assets from and after the Effective Time, including with respect to (A) production of Hydrocarbons through normal depletion (including watering out of any Well, collapsed casing or sand infiltration of any Well) and (B) the depreciation of any Asset due to ordinary wear and tear, and (ii) Buyer shall not assert such matters described in the preceding clauses (A) and (B) as any Casualty or Condemnation Loss.

Article VI.
Norm, Wastes and Other Substances

Section 6.1           [Reserve]

Section 6.2           NORM, Wastes and Other Substances. Buyer acknowledges that the Assets have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on, or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, NORM, or other Hazardous Materials. NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms. The Wells, materials, and equipment located on the Assets or included in the Assets may contain NORM and other wastes or Hazardous Materials. NORM containing material or other wastes or Hazardous Materials may have come in contact with various environmental media, including water, soils, or sediment. Special procedures may be required for the assessment, Remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM, and other Hazardous Materials from the Assets.

Article VII.
SELLER REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer the following (provided that, with respect to Assets not operated by Seller or any of its Affiliates, all representations and warranties with respect there to will be deemed qualified by Seller’s Knowledge):

Section 7.1           Organization, Existence. Each Seller is a duly formed and validly existing limited liability company under the Laws of the State of its formation or organization, as applicable. Each Seller has all requisite power and authority to own and operate its property (including the Assets) and to carry on its business as now conducted.

Section 7.2           Authorization. Subject to entry of the Sale Order, Seller has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery, and performance by Seller of this Agreement have been, and of each Transaction Document to which it is or will be a party will be, duly and validly authorized and approved by all necessary limited liability company action on the part of Seller. Subject to entry of the Sale Order, this Agreement is, and each Transaction Document to which Seller is or will be a party when executed and delivered by Seller will be, the valid and binding obligation of Seller and enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws.

Section 7.3           No Conflicts. Except as set forth on Schedule 7.3, and assuming the receipt of all consents (including any Consent) and the waiver of all Preferential Purchase Rights (in each case) applicable to the transactions contemplated hereby, if applicable, the execution, delivery, and performance by Seller of this Agreement and each Transaction Document to which it is or will be a Party and the consummation of the transactions contemplated herein and therein do not and will not in any material respect (a) conflict with or result in a material breach of any provisions of the organizational documents or other governing documents of Seller, (b) subject to entry of the Sale Order, result in a default or give rise to any right of termination, cancellation, or acceleration or, except for Permitted Encumbrances, result in the creation of any Encumbrance under any of the terms, conditions or provisions of any Lease, Applicable Contract, note, bond, mortgage, or indenture to which Seller is a party or by which Seller or any of the Assets may be subject or bound, (c) violate any Law applicable to Seller or any of the Assets, or (d) result in (with or without the giving of notice, or passage of time or both) the creation of any Encumbrance on the Subject Interests, except in the case of clauses (b) and (c) where such a default, Encumbrance, termination, cancellation, acceleration, or violation would not, individually or in the aggregate, have or reasonably be expected to adversely effect Seller’s ability to consummate the transactions contemplated by this Agreement and perform its obligations hereunder.

Section 7.4           Consents. Subject to entry of the Sale Order, except (a) as set forth in Schedule 7.4, (b) for Preferential Purchase Rights, (c) under Contracts that are terminable without cost upon not greater than 90 days’ notice, and (d) for Customary Post-Closing Consents, there are no consents to assignment, prohibitions on assignments, or requirements to obtain consents from any Third Party (in each case) that are required in connection with the consummation of the transactions contemplated by this Agreement (and the Assignment and Assignment of Subject Interests) by Seller or any of its Affiliates (each, a “Consent”).

Section 7.5           Foreign Person. Seller (or, if Seller is an entity disregarded as separate from any other Person within the meaning of Section 301.7701-3(a) of the Treasury Regulations, Seller’s regarded owner) is not a “foreign person” within the meaning of either Section 1445 or Section 1446(f) of the Code.

Section 7.6           Claims and Litigation. Except as set forth on Schedule 7.6, there is no lawsuit, action, administrative or arbitration proceeding, or litigation by any Person by or before any Governmental Authority or arbitrator, pending or threatened in writing against Seller or its Affiliates (or to Seller’s Knowledge, any Third Party) with respect to the Assets, Subject Interests, or SP 49 Pipeline Assets or which questions the validity of this Agreement or which could reasonably be likely to materially impair the ability of Seller to consummate the transactions contemplated hereby.

Section 7.7           Material Contracts. Schedule 7.7 sets forth all Applicable Contracts of the type described below as of the Execution Date (collectively, the “Material Contracts”):

(a)          any Applicable Contract involving payments individually or in the aggregate in excess of one million dollars ($1,000,000) net to Seller’s interest, or that constitute a lease under which Seller or any Affiliate of Seller is the lessor or the lessee of any real or personal property which is to be included in the sale of the Assets hereunder (including equipment and real property, but not including any of the Leases or Wells) which lease (A) is not cancelable without material penalty on less than 90 days’ prior written notice and (B) involves an annual base rental of more than five hundred thousand dollars ($500,000);

(b)          any Hydrocarbon purchase and sale, transportation, gathering, treating, processing, or similar Contract that is not terminable without penalty on 90 days’ or less notice;

(c)          any Applicable Contract (executory or otherwise) to sell, lease, farmout, or otherwise dispose of any interest in the Assets after the Effective Time, other than conventional rights of reassignment arising in connection with Seller’s surrender or release of any of the Assets;

(d)         any joint operating agreements, unit operating agreements, area of mutual interest agreements, farmout agreements, joint venture agreements, development agreements, participation agreements, partnership agreements, or similar Assigned Contracts (other than tax partnership agreements) that will remain in effect following the Closing;

(e)          any Applicable Contract that provides for a power of attorney with respect to the Assets that will not be terminated prior to the Closing Date;

(f)          any purchase and sale agreements pursuant to which Seller or its Affiliates (directly or indirectly) acquired the Assets that contain indemnity obligations that will be binding on Buyer following Closing;

(g)         any Assigned Contract that includes non-competition restrictions, non-solicitation or no-hire obligations binding on Buyer or the Assets after Closing, or any settlement agreements that contain behavior commitments or restrictions that must continue to be performed after Closing;

(h)         any Assigned Contract with any Affiliate of Seller;

(i)          each Applicable Contract that constitutes a partnership agreement, joint venture agreement, or similar Contract (in each case, excluding any Tax partnership); and

(j)          any amendments of the foregoing.

All Applicable Contracts are in full force and effect, (i) except for the Chapter 11 Case, no default or breach (or event that, with notice or lapse of time, or both, would become a default or breach) of any such Applicable Contract has occurred or is continuing on the part of Seller or to Seller’s Knowledge on the part of any other Person thereto, (ii) Seller has not given or received any unresolved written notice of default, amendment, waiver, price redetermination, market out, curtailment or termination with respect to any Applicable Contract, and (iii) prior to the execution of this Agreement, Seller has made available to Buyer true, complete and correct copies of each Applicable Contract and all amendments thereto.

Section 7.8           No Violation of Laws. Except as set forth on Schedule 7.8, there is no unresolved violation by Seller of any applicable Laws (other than Environmental Laws) with respect to the ownership and operation of the Assets.

Section 7.9           Preferential Purchase Rights. Except as set forth on Schedule 7.9, there are no preferential purchase rights, rights of first refusal, or similar rights that are applicable to the transfer of the Assets or Subject Interests in connection with the transactions contemplated hereby (each a “Preferential Purchase Right”).

Section 7.10         Current Commitments. Except as set forth in Schedule 7.10, as of the Execution Date there are no outstanding authorities for expenditures or other written capital proposals proposed by Seller to any Third Party or proposed by any Third Party to Seller, to conduct operations (“AFEs”) relating to the Assets that are in excess of one hundred and fifty thousand dollars ($150,000) (net to Seller’s interest) and for which all of the activities anticipated in such AFEs have not been completed by the Execution Date. Seller has not declined to participate in any operation or activity proposed by a third party operator with respect to the Assets that has resulted or could result in Seller’s interest in any Assets becoming subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity.

Section 7.11         Asset Taxes. Except as set forth on Schedule 7.11, (a) all Tax Returns relating to or prepared in connection with material Asset Taxes that are required to be filed by Seller have been timely filed and all such Tax Returns are correct and complete in all material respects, (b) all material Asset Taxes that are or have become due have been timely paid in full, and Seller is not delinquent in the payment of any such Asset Taxes, or, in either case, such Asset Taxes are currently being contested in good faith by Seller, and (c) no Asset is subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute (excluding any partnership income tax return of Seller or Seller’s direct or indirect owners).

Section 7.12         Brokers’ Fees. Seller has incurred no responsibility, liability, or expense, contingent or otherwise, for brokers’ fees or finders’ fees, agent’s commissions, or other similar forms of compensation relating to the transactions contemplated by this Agreement or the Transaction Documents for which Buyer or any Affiliate of Buyer shall have any responsibility.

Section 7.13         Advance Payments. Except for (a) the rights of any lessor to take free gas under the terms of the relevant Lease for its use on the lands covered by such Lease, (b) any throughput deficiencies and gas balancing arrangements attributable to or arising out of any Applicable Contract, (c) any Burdens, and (d) any Imbalances, Seller is not obligated by virtue of any take-or-pay payment, advance payment, or other similar payment, to deliver Hydrocarbons attributable to the Assets, or proceeds from the sale thereof, attributable to the Assets at some future time without receiving payment therefor at or after the time of delivery.

Section 7.14         Bonds and Credit Support. Schedule 7.14 sets forth a true and complete list of all Asset Credit Support. True and complete copies of all such Asset Credit Support have been made available to Buyer prior to the Execution Date.

Section 7.15         Imbalances. Schedule 7.15 sets forth, in all material respects, all Imbalances associated with the Wells as of the Effective Time.

Section 7.16         Suspense Funds. Except as set forth on Schedule 7.16, as of the date set forth on such Schedule, Seller does not hold any Third Party Suspense Funds in its capacity as operator of the Assets. To Seller’s Knowledge, no Third Party is holding any Hydrocarbon or other revenues owing to Seller with respect to Seller’s interest in the Assets in suspense.

Section 7.17         Non-Consent Operations. No operations are being conducted or have been conducted on the Assets with respect to which Seller has elected to be (or has been deemed to be) a non-consenting party under the applicable operating agreement or has otherwise failed to participate in such operations and with respect to which all of Seller’s rights have not yet reverted to it.

Section 7.18         Payments. Except as set forth on Schedule 7.18, excluding the Suspense Funds, to Seller’s Knowledge, all Burdens due and payable under the Leases have been paid in accordance with applicable Leases and Law.

Section 7.19         Environmental Matters. Except as set forth on Schedule 7.19, or as would not reasonably be expected to be material to the Assets or the SP 49 Pipeline Assets, as of the Execution Date, there is no lawsuit, action, administrative or arbitration proceeding, or litigation under Environmental Laws by any Person by or before any Governmental Authority or arbitrator, pending (or to Seller’s Knowledge threatened) against Seller with respect to Seller’s direct or indirect ownership or operation of the Assets or the SP 49 Pipeline Assets. Except as set forth on Schedule 7.19 or as would not reasonably be expected to be material to the Assets, there has been no Casualty or Condemnation Loss with respect the Assets or the SP 49 Pipeline Assets in the 12 months before the Execution Date.

Section 7.20         Ownership of Subject Interests. Energy XXI is the record and beneficial owner of all of the Subject Interests, free and clear of all Encumbrances. At the Closing, the delivery by Energy XXI to Buyer of the Assignment of Subject Interests will vest Buyer with good title to all of the Subject Interests, free and clear of all Encumbrances.

Article VIII.
BUYER REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller the following:

Section 8.1           Organization; Existence. Buyer is a corporation, duly formed, validly existing and in good standing under the Laws of the State of Texas and has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Buyer is duly licensed or qualified to do business as a foreign corporation everywhere the Assets are located.

Section 8.2           Authorization. Buyer has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery, and performance by Buyer of this Agreement have been, and of each Transaction Document to which it is or will be a party will be, duly and validly authorized and approved by all necessary corporate action on the part of Buyer. This Agreement is, and each Transaction Document to which Buyer is or will be a party when executed and delivered by Buyer will be, the valid and binding obligation of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting the rights of creditors generally.

Section 8.3           No Conflicts. The execution, delivery, and performance by Buyer of this Agreement and each Transaction Document to which it is or will be a Party and the consummation of the transactions contemplated herein and therein will not in any material respect (a) conflict with or result in a material breach of any provisions of the organizational or other governing documents of Buyer or (b) result in a default or give rise to any right of termination, cancellation, or acceleration or result in the creation of any Encumbrance under any of the terms, conditions or provisions of any note, bond, mortgage, or indenture to which Buyer is a party or by which Buyer or any of its property may be subject or bound, or (c) violate any Law applicable to Buyer or any of its property.

Section 8.4           Consents. Except (a) as set forth in Schedule 8.4, and (b) for Customary Post-Closing Consents, there are no consents, approvals, authorizations, or other restrictions on assignment, including requirements for consents from Third Parties to any assignment, that are required or would be applicable in connection with the consummation of the transactions contemplated by this Agreement or any Transaction Document by Buyer.

Section 8.5           Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened against Buyer or any Affiliate of Buyer, and Buyer is not insolvent or generally not paying its debts when they become due.

Section 8.6           Claims and Litigation. There is no lawsuit, action, administrative or arbitration proceeding, or litigation by any Person by or before any Governmental Authority or arbitrator, pending, or threatened in writing against Buyer or any of its Affiliates or otherwise affecting Buyer or its Affiliates that would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement or the other Transaction Documents. For purposes of this Section 8.6, “threatened” shall mean that a Third Party has stated in writing the clear intention to pursue legal recourse against Buyer or any of its Affiliates.

Section 8.7           Regulatory. Buyer is, and shall continue to be, qualified under all applicable Laws to own, operate and hold the Assets, and the consummation of the transactions contemplated in this Agreement will not cause Buyer to be disqualified as such an owner, operator or lessee. To the extent required by any applicable Laws, Buyer (a) will have as of the Closing Date lease bonds, area-wide bonds or any other surety bonds listed on Schedule 7.14 as may be required by, and in accordance with, all applicable Laws governing the ownership of the Assets and (b) will have filed any and all required reports necessary for such ownership or lease with all Governmental Authorities having jurisdiction over such ownership or lease.

Section 8.8             Financing. Buyer has, and shall have as of the Closing Date, the financial capability and access to or sufficient cash in immediately available funds to consummate the transactions contemplated hereby, including the making of all payments to be made by or on behalf of Buyer on the Closing (including payment in cash of the Purchase Price, all costs required to be paid by Buyer under this Agreement, the Leases and the Applicable Contracts as and when due from and after the Closing). Buyer does not know of any circumstance or condition that would reasonably be expected to prevent or substantially delay the ability of such funds or otherwise impair such capacity at Closing. Buyer understands and acknowledges that under the terms of this Agreement, Buyer’s obligation to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is or will at the Closing be a party is not in any way contingent upon or otherwise subject to Buyer’s consummation of any financing arrangements, obtaining any financing or the availability of any financing to Buyer.

Section 8.9            Brokers’ Fees. No broker, investment banker, financial advisor, or other Person is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

Section 8.10           Accredited Investor. Buyer is an accredited investor, as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.

Section 8.11          Independent Evaluation. BUYER IS SOPHISTICATED IN THE EVALUATION, PURCHASE, OWNERSHIP, AND OPERATION OF OIL AND GAS PROPERTIES AND RELATED FACILITIES. IN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND THE TRANSACTION DOCUMENTS TO WHICH IT IS OR WILL BE A PARTY AND TO CONSUMMATE THE TRANSACTION CONTEMPLATED HEREBY AND THEREBY, absent fraud, EXCEPT TO THE EXTENT OF SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES IN Article VII, the certificate to be delivered by seller at closing and the special warranty of defensible title as set forth in the assignment with respect to the assets, BUYER HAS RELIED OR SHALL RELY ON ITS OWN INDEPENDENT INVESTIGATION AND EVALUATION OF THE ASSETS, WHICH INVESTIGATION AND EVALUATION WAS DONE BY BUYER AND ITS OWN LEGAL, TAX, ECONOMIC, ENVIRONMENTAL, ENGINEERING, GEOLOGICAL, AND GEOPHYSICAL ADVISORS. IN ENTERING INTO THIS AGREEMENT, BUYER ACKNOWLEDGES THAT IT HAS RELIED SOLELY UPON THE AFOREMENTIONED INVESTIGATION AND EVALUATION AND NOT ON ANY FACTUAL REPRESENTATIONS OR OPINIONS OF SELLER OR ANY REPRESENTATIVES OR CONSULTANTS OR ADVISORS ENGAGED BY OR OTHERWISE PURPORTING TO REPRESENT SELLER OR ANY AFFILIATE OF SELLER (EXCEPT THE SPECIFIC REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN Article VII, the certificate to be delivered by SEller at closing and the special warranty of defensible title as set forth in the assignment with respect to the assets). BUYER HEREBY ACKNOWLEDGES THAT, OTHER THAN THE REPRESENTATIONS AND WARRANTIES MADE IN Article VII, the certificate to be delivered by seller at closing and the special warranty of defensible title as set forth in the assignment with respect to the assets, NEITHER SELLER NOR ANY REPRESENTATIVES, CONSULTANTS, OR ADVISORS OF SELLER OR ITS AFFILIATES MAKE OR HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE ASSETS. WITHOUT LIMITING THE FOREGOING, BUYER EXPRESSLY ACKNOWLEDGES THE PROVISIONS SET FORTH IN Section 4.3.

Article IX.
CERTAIN AGREEMENTS

Section 9.1            Conduct of Business. Except (a) for renewal of expiring insurance coverage in the ordinary course of business, (b) as set forth on Schedule 9.1, (c) for the operations covered by the AFEs and other capital commitments described on Schedule 7.10, (d) for emergency operations as are reasonably required to protect life, property, or protect against imminent and substantial threat to the environment, (e) as required to comply with any applicable Laws or the terms of any Leases or Applicable Contracts, and (f) expressly as contemplated by this Agreement or expressly consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)            During the period from the Execution Date until Closing, Seller will:

(i)             use commercially reasonable efforts to maintain or cause its Affiliates to maintain the Assets as a reasonably prudent operator in the usual, regular and ordinary manner consistent with past practice (except for any Asset that terminates in accordance with its terms or the termination or relinquishment of any Asset due to Seller’s failure to drill a well or conduct any other activity for the exploration for, or development or production of, Hydrocarbons within a certain time period, including or pursuant to any continuous drilling obligation provisions in the Leases or any Applicable Contract);

(ii)            maintain or cause its Affiliates to maintain the books of account and Records relating to the Assets in the usual, regular, and ordinary manner, in accordance with its usual accounting practices;

(iii)           maintain, or use commercially reasonable efforts to maintain, all Assigned Contracts in full force and effect; and

(iv)          give written notice to Buyer as soon as is reasonably practicable of any material damage or casualty to or destruction or condemnation of any of the Assets of which Seller has Knowledge.

(b)            During the period from the Execution Date until Closing, Seller will not:

(i)            except as set forth in Schedule 9.1, propose any operations with respect to the Assets or agree to participate in any operations with respect to the Assets, in each case, that is reasonably expected to result in expenditures greater than one hundred and fifty thousand dollars ($150,000) with respect to Seller’s interest in such Assets; provided that, if a Third Party proposes any operation with respect to any Asset pursuant to any AFE received by Seller, then Seller shall forward such AFE to Buyer as soon as is reasonably practicable and thereafter Buyer shall have the lesser of (A) 5 Business Days following its receipt of such AFE and (B) the date that is 2 Business Days prior to the date that a response to such AFE is due from Seller to the applicable Third Party, to elect, by written notice to Seller, whether to participate or not participate in such operation;

(ii)            enter into an Applicable Contract that if entered into on or prior to the Execution Date, would be required to be listed on Schedule 7.7;

(iii)           terminate (unless such Material Contract terminates pursuant to its stated terms) or materially amend the terms of any Material Contract;

(iv)          transfer, sell, mortgage, or pledge any of the Assets, other than the sale or disposal of Hydrocarbons in the ordinary course of business or consistent with past practice and sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment has been obtained;

(v)           settle any material suit or litigation or waive any material claims, in each case, attributable to the Assets and affecting the period after the Execution Date;

(vi)          voluntarily relinquish Seller’s position as operator with respect to any Asset operated by Seller;

(vii)          request or make application to any Governmental Authority for any variation to or cancellation of any material Permit or participate in or acquiesce to any variation or cancellation of the same;

(viii)        elect or be deemed to have elected to “non-consent”, or fail to participate in, the drilling or reworking of any well, any seismic program or any other operation which would cause Seller or Buyer to suffer a penalty or lose or forfeit any interests in the Assets under any applicable operating agreement or Law, provided, however, that Seller shall not be obligated to make any expenditure of funds so as to comply with this Section 9.1(b)(viii) unless Buyer furnishes such amounts prior to any election related thereto; provided that, if a Third Party proposes any operation with respect to any Asset whereby Seller will elect or be deemed to elect to “non-consent”, or fail to participate in, the drilling or reworking of any well, any seismic program or any other operation, then Seller shall forward such proposal to Buyer as soon as is reasonably practicable and thereafter Buyer shall have the lesser of (A) 5 Business Days following its receipt of such proposal and (B) the date that is 2 Business Days prior to the date that a response to such proposal is due from Seller to the applicable Third Party, to elect, by written notice to Seller, whether to consent or non-consent in such operation and, if applicable, remit fees associated with such election; or

(ix)           authorize, agree, or commit to do any of the foregoing.

For the purposes of clarity and notwithstanding anything to the contrary, the pendency of the Chapter 11 Case and any actions required to be taken by Seller pursuant to an order of the Bankruptcy Court in connection with the Chapter 11 Case shall in no way be deemed a breach of this Section 9.1(b).

(c)            Without expanding any obligations which Seller may have to Buyer, it is expressly agreed that Seller shall not have any liability to Buyer with respect to any breach or failure of Section 9.1(a)(i), greater than that which it might have as the operator to a non-operator under the applicable operating agreement, IT BEING RECOGNIZED THAT, UNDER SUCH AGREEMENTS AND SUCH FORM, THE OPERATOR IS NOT RESPONSIBLE FOR ITS OWN NEGLIGENCE, AND HAS NO RESPONSIBILITY OTHER THAN FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d)           Buyer acknowledges that Seller owns undivided interests in certain of the Assets with respect to which it is not the operator, and Buyer agrees that the acts or omissions of the other working interest owners (including the operators) who are not Seller or any Affiliates of Seller shall not constitute a breach of the provisions of this Section 9.1, nor shall any action required by a vote of working interest owners constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 9.1.

Section 9.2             Bonds. Buyer acknowledges that none of Asset Credit Support will be transferred to Buyer. At or prior to Closing, Buyer shall furnish evidence that Buyer has complied with all general or area-wide bonds in favor of a Governmental Authority. In addition, except to the extent that Buyer will, as of Closing, be covered by the supplemental financial assurance of the operators of the applicable Assets (evidence of which to be presented at Closing to Seller’s satisfaction), then on or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer, to the extent necessary, replacements for all Asset Credit Support in the amounts and in favor of the obligees reflected on Schedule 9.2, except to the extent arising pursuant to any Applicable Contract that is rejected (“Replacement Bonds”).

Section 9.3             Notifications; Amendment to Schedules. If, prior to Closing, either Seller or Buyer obtains actual knowledge that the other Party has breached a representation, warranty, covenant, obligation, or other agreement under this Agreement, then Seller or Buyer, as applicable, shall promptly inform such other Party of such breach so that such other Party may attempt to remedy or cure such breach prior to Closing. In that regard, and without limiting the preceding sentence, Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the right, exercisable in writing no later than 5 Business Days prior to the Closing Date, to add, supplement or amend the Schedules to its representations and warranties with respect to any matter hereafter arising or discovered which, if existing or known at the Execution Date or thereafter, would have been required to be set forth or described in such Schedules. For purposes of this Agreement, all matters disclosed pursuant to any such addition, supplement or amendment prior to Closing shall be deemed to have been included on the Schedules to Seller’s representations and warranties as of the Execution Date, provided, however, that solely for purposes of determining whether the conditions set forth in Article X have been fulfilled, if any matters disclosed pursuant to any such addition, supplement or amendment would cause the conditions set forth in Article X to not be satisfied, then the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided further, that if Closing shall occur, then all matters disclosed pursuant to any such addition, supplement or amendment at or prior to Closing shall be waived and Buyer shall not be entitled to make any claim with respect thereto pursuant to the terms of this Agreement or otherwise.

Section 9.4             Record Retention. Buyer, for a period of 7 years following Closing, will (a) retain the Records, (b) provide Seller, its Affiliates, and its and their officers, employees and representatives with reasonable access to the Records during normal business hours for review and copying, at Seller’s sole cost and expense and risk, so long as such access does not interfere with Buyer’s business and solely with respect to Records relating to periods prior to the Closing Date, and (c) provide Seller, its Affiliates and its and their officers, employees, and representatives with access, during normal business hours, to materials received or produced after the Closing relating to any indemnity claim made under Section 13.2(b); provided, that nothing herein shall require Buyer to provide access to, or to disclose any information to, Seller or any other Person if such access or disclosure would (i) breach of any obligation to any Third Party or obligation of confidentiality binding on Buyer or the Assets or (ii) be in violation of applicable Laws or regulations of any Governmental Authority; and provided, further, Buyer may destroy Records from time to time and prior to the end of such period in accordance with its normal document retention policy as long as Buyer notifies Seller at least 30 days in advance and provides Seller an opportunity to remove or copy such Records. Notwithstanding anything to the contrary herein, Seller shall be entitled to keep and maintain copies of all Records.

Section 9.5             Successor Operator. Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of any Assets operated by Seller or its Affiliates because such Assets may be subject to operating or other agreements that control the appointment of a successor operator. Seller agrees, however, that as to Assets Seller or its Affiliate operates, Seller shall use commercially reasonable efforts to have Buyer designated or appointed (to the extent legally possible under applicable Law and permitted under any applicable operating agreement) successor operator of such Assets effective as of Closing, provided that, in no event shall Seller or any Affiliate of Seller be obligated to provide any consideration in connection therewith.

Section 9.6             Regulatory Approvals.

(a)            Buyer shall, and shall cause its Affiliates to, take or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable, so as to enable the Parties to consummate and make effective the transactions contemplated by this Agreement as soon as possible, and in any event, prior to the Outside Termination Date, including (i) obtaining all other necessary consents, clearances, and approvals under antitrust, competition, or merger control Laws with respect to the transactions contemplated by this Agreement and (ii) avoiding or eliminating each and every impediment or objection under any antitrust, competition or merger control Law that may be asserted by any Governmental Authority or any other Person with respect to the transactions contemplated by this Agreement.

(b)            Without limiting the generality of the foregoing, Buyer and Seller shall, and shall cause their respective Affiliates to, use their reasonable best efforts to (i) obtain from Governmental Authorities all consents, clearances, approvals and authorizations required to be obtained by any Party or any of its respective Affiliates in connection with the transactions contemplated hereby as soon as possible, and in any event, prior to the Outside Termination Date and (ii) avoid any lawsuit, action, administrative, or judicial proceeding or litigation by any Governmental Authority in connection with the authorization, execution, and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement. Each Party shall, and shall cause its Affiliates to, prepare, and file, or cause to be prepared and filed, as promptly as practicable (and no later than 5 Business Days following the date hereof), all necessary filings in connection with the transactions contemplated by this Agreement. Buyer and Seller shall, and shall cause their respective Affiliates to, use their reasonable best efforts to (i) cooperate with the other Parties and promptly furnish all information to the other Parties that is necessary in connection with such filings and (ii) respond promptly to any inquiries or requests for information or documents from any Governmental Authority concerning such filings. Buyer shall pay all filing fees for filings by the Parties and their respective Affiliates required in connection with the transactions contemplated by this Agreement. Buyer shall not, and shall cause its Affiliates not to, without the prior written consent of Seller, offer, negotiate, or enter into any commitment or agreement, including any timing agreement, with any Governmental Authority to delay the consummation of, to extend the review or investigation period applicable to, or not to close before a certain date, the transactions contemplated by this Agreement.

(c)            For the purposes of clarity and notwithstanding anything to the contrary, and without limiting the generality of the foregoing, Buyer shall, and shall cause its Affiliates to, take any and all steps necessary to eliminate each and every impediment under any antitrust, competition, or merger control Law that is asserted by any Governmental Authority or any other Person so as to enable the Parties to consummate the transactions contemplated hereby as soon as possible, and in any event prior to the Outside Termination Date, including offering, proposing, negotiating, agreeing to, committing to and effecting, by consent decree, hold separate order, or otherwise, (i) divestitures, sales, transfers or other dispositions of, licenses of, or hold separate or similar arrangements with respect to any businesses, assets, or interests, (ii) the termination, amendment, assignment, or creation of relationships, contractual rights or obligations, ventures, or other arrangements, (iii) conduct of business restrictions, including restrictions on Buyer’s or its Affiliates’ ability to manage, operate or own any assets, product lines, businesses, or interests, (iv) any other change or restructuring of the Assets or of Buyer or its Affiliates and other actions and non-actions with respect to businesses, assets, or interests of Buyer and its Affiliates, and (v) any other condition, commitment, remedy, or undertaking of any kind, in each case of clauses (i) through (v), in order to ensure that (A) no requirement for a waiver, consent, clearance, approval, or waiting period expiration or termination of any Governmental Authority, (B) no Law or lawsuit, action, administrative, or judicial proceeding or litigation and (C) no other matter relating to any antitrust, competition, or merger control Law, would preclude the consummation of the transactions contemplated by this Agreement prior to the Outside Termination Date. Buyer shall, and shall cause its Affiliates to, vigorously contest, resist, defend, litigate on the merits, and appeal, including through the issuance of a final, non-appealable order or other Law, any lawsuit, action, proceeding, or litigation brought by a Governmental Authority or other Person, whether judicial or administrative, challenging or seeking to delay, restrain, or prohibit the consummation of the transactions contemplated by this Agreement.

(d)           Buyer shall, and shall cause its Affiliates to: (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documents in connection with the transactions contemplated by this Agreement; (ii) allow Seller a reasonable opportunity to review in advance and comment on any and all filings, forms, notices, registrations, notifications, and other submissions in connection with antitrust, competition, and merger control Laws related to the transactions contemplated by this Agreement; (iii) promptly notify Seller of any written communication to Buyer or its Affiliates from any Governmental Authority in connection with the transactions contemplated by this Agreement and permit Seller to review reasonably in advance any proposed written communication in connection with any of the foregoing (and consider in good faith the views of Seller in connection therewith); (iv) not agree to participate, or to permit its Affiliates to participate, in any meeting or discussion with any Governmental Authority in respect of any filings, forms, notices, registrations, notifications, submissions, investigations, or inquiries concerning the transactions contemplated by this Agreement unless it consults with Seller in advance and gives Seller the opportunity to attend and participate thereat; (v) furnish Seller with copies of all correspondence, filings, and communications (and summaries of oral communications) between it and its Affiliates, on the one hand, and any Governmental Authority, on the other hand, with respect to the transactions contemplated by this Agreement; (vi) promptly provide Seller with any information or documentation reasonably required by Seller in order to respond to any inquiry or request from any Governmental Authority in relation to any antitrust, competition, or merger control Law; and (vii) promptly inform Seller of any material developments and keep Seller reasonably informed of the progress of any investigations or inquiries by any Governmental Authorities. In the event that any Governmental Authority issues an information request under any antitrust, competition, or merger control Law, or any Governmental Authority or other Person institutes, or threatens to institute, any lawsuit, action, proceeding, or litigation challenging the validity or legality of, or seeking to restrain the consummation of, the transactions contemplated by this Agreement, then all costs and expenses (including legal fees and expenses) incurred by the Parties and their respective Affiliates (including Seller and its Affiliates) in connection with such request under any antitrust, competition or merger control Law or lawsuit, action, proceeding, or litigation shall be borne by Buyer.

(e)            Buyer shall not, and shall not permit its Affiliates to, take any action, or refrain from taking any action, the effect of which could be to delay, impede, or prevent the ability of the Parties to consummate the transactions contemplated hereby as soon as possible, and in any event, prior to the Outside Termination Date. Without limiting the generality of the foregoing, Buyer shall not, and shall not permit its Affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets or business, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger, or consolidation could (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any consent, clearance, or approval of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Authority entering an order or other Law prohibiting the consummation of the transactions contemplated by this Agreement, (iii) increase the risk of not being able to remove any such order or other Law on appeal or otherwise, or (iv) delay or prevent the consummation of the transactions contemplated by this Agreement.

Section 9.7             Bankruptcy Court Approval; Bidding Procedures. Buyer and Seller acknowledge that this Agreement and the sale of the Assets and assumption and assignment of the Assigned Contracts are subject to Bankruptcy Court approval. Buyer and Seller acknowledge that (a) to obtain such approval and to satisfy Seller’s fiduciary duties to all applicable stakeholders in accordance with applicable Law, Seller must demonstrate that it has taken reasonable steps to obtain the highest or otherwise best offer possible for the Assets, and that such demonstration shall include giving notice of the transactions contemplated by this Agreement to creditors and other interested parties as ordered by the Bankruptcy Court and, if necessary, conducting the Auction and (b) Buyer must provide adequate assurance of future performance as required under the Bankruptcy Code with respect to each Assigned Contract. Accordingly, and notwithstanding anything to the contrary, Buyer agrees and acknowledges that Seller, including through its representatives, is and may continue soliciting inquiries, proposals, or offers from Third Parties for the Assets, as contemplated by the Bidding Procedures and Bidding Procedures Order, and (i) such activities will not constitute a breach of this Agreement, (ii) Seller will have no liability to Buyer pursuant to this Agreement or otherwise if (A) Buyer is not the Successful Bidder or the Backup Bidder at the Auction, (B) Seller withdraws or seeks authority to withdraw the Sale Order at any time after the filing thereof, (C) announces any standalone plan of reorganization or liquidation, in each case with respect to the Assets, (D) Seller enters into a definitive agreement regarding an Alternative Proposal, or (E) the Bankruptcy Court enters an order dismissing, or converting to a case under Chapter 7 of the Bankruptcy Code, the Chapter 11 Case.

Section 9.8             Financial Statement Assistance. Beginning on the Execution Date and continuing until the Final Settlement Date, Seller shall, or shall cause its Affiliates to provide or cause to be provided, to Buyer, its Affiliates, Buyer Representatives, and Buyer’s auditor, cooperation, assistance and information (including, but not limited to, access to the Specified Information) reasonably requested by the Buyer (i) in connection with Buyer filing or furnishing information with the U.S. Securities and Exchange Commission and (ii) to allow such persons to prepare the Financial Information.

Section 9.9             Sale Order. Promptly, but in any case within 5 Business Days after the filing of this Agreement with the Bankruptcy Court, the Parties shall file with the Bankruptcy Court a Sale Order substantially in the form attached as Exhibit E. The Sale Order may not be amended except by an instrument in writing signed by the Parties.

Section 9.10           Further Assurances. After Closing, the Parties agree to cooperate in good faith and to take such further actions and to execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered all such further documents, instruments, certificates, assignments and conveyances as are reasonably requested by the other Party for carrying out the purposes of this Agreement or any other Transaction Document, including for purposes of transferring, assigning and conveying (or causing to be transferred, assigned and conveyed) any of the Assets or Affiliate Assets to Buyer. Furthermore, beginning upon the Execution Date and continuing following the Closing, the Parties agree to cooperate in good faith to identify any contracts, personal property, permits, geological data or records that relate to the ownership or operation of the Properties and which are necessary to own and operate the Properties as owned and operated in the 12 month period before Closing, and if the Parties identify any such contracts, personal property, permits, geological data or records, the Parties agree to cooperate in good faith and to take such further actions and to execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further documents, instruments, assignments and conveyances as are reasonably requested by the other Party in order to transfer, assign and convey any such contracts, personal property, permits, geological data or records to Buyer, but in each case to the extent (and only to the extent) such contracts, personal property, permits, geological data or records is applicable to the Assets.

Section 9.11           Emergency Mediation. Concurrently with, or within 1 Business Day after, the filing of this Agreement with the Bankruptcy Court pursuant to Section 9.12, Seller shall file all pleadings with the Bankruptcy Court necessary to seek emergency mediation with the counterparties set forth on Schedule 10.8 (the “Emergency Mediation”); provided that such pleadings shall be in a form reasonably acceptable to Buyer. Seller shall take all actions necessary to resolve the Emergency Mediation on terms acceptable to Buyer in its sole discretion without prejudice to Section 14.1(h) and Section 14.1(i).

Section 9.12           Agreement. Promptly, but in any case within 1 Business Day after the Execution Date, the Parties shall file with the Bankruptcy Court this Agreement.

Section 9.13           Third Party Payments. Notwithstanding anything to the contrary, Buyer shall not agree to pay and shall not be obligated to pay any amounts which are the subject of Section 3.3(b)(vi), Section 3.3(b)(vii) and Section 3.3(b)(viii) that would exceed, in the aggregate, $5,000,000, in each case without the consent of Seller and the DIP lenders, in their respective sole discretion.

Article X.
BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the transactions provided for herein is subject, at the option of Buyer, to the fulfillment by Seller or waiver by Buyer, on or prior to the Closing of each of the following conditions:

Section 10.1           Representations. (i) Seller’s Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct in all respects on and as of such specified date), and (ii) the representations and warranties of Seller set forth in Article VII (other than the Fundamental Representations) shall be true and correct in all material respects (without regard to any materiality qualifier contained therein) on and as of the Closing Date with the same effect as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except in the case of this clause (ii) where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect. Solely for purposes of this Section 10.1(ii), breaches that would reasonably be expected to decrease the aggregate value of the Assets in an aggregate amount equal to or greater than fifteen percent (15%) of the unadjusted Purchase Price, shall be deemed a “Material Adverse Effect”.

Section 10.2           Performance. Seller shall have performed or complied with all material obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date in all material respects.

Section 10.3           Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver at Closing) to Buyer (a) the documents and other items required to be delivered by Seller under Section 12.3 and (b) a certificate dated as of the Closing Date from an authorized officer of Seller certifying on behalf of Seller that the conditions set forth in Section 10.1 and Section 10.2 have been fulfilled by Seller.

Section 10.4           Casualty Losses. The sum of all reductions to the Purchase Price pursuant to Section 5.1, shall, in the aggregate, be less than 15% of the unadjusted Purchase Price.

Section 10.5           No Orders. No Order or other Law shall have been issued, entered, enacted, or promulgated by any Governmental Authority, and shall be in effect, that restrains, prohibits, enjoins, or makes illegal the transactions contemplated by this Agreement.

Section 10.6           Sale Order. The Bankruptcy Court shall have entered the Sale Order and the Sale Order shall be in full force and effect and not subject to a stay pending appeal.

Section 10.7           No Credit Bid. Each of Amarillo National Bank, BP Energy Company or their relevant lender Affiliates have irrevocably stated in writing that they will not credit bid on the Assets (or portions thereof).

Section 10.8           Certain Closing Conditions. Each of the conditions set forth on Schedule 10.8 have been satisfied.

Section 10.9           Total Price. The Total Buyer Price shall, in the aggregate, be equal to or less than $88,500,000.

Article XI.
Seller’S CONDITIONS TO CLOSING

The obligations of Seller to consummate the transactions provided for herein is subject, at the option of Seller, to the fulfillment by Buyer or waiver by Seller, on or prior to the Closing of each of the following conditions precedent:

Section 11.1           Representations. (i) Buyer’s Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct in all respects on and as of such specified date) and (ii) the representations and warranties of Buyer set forth in Article VIII (other than the Fundamental Representations) shall be true and correct in all material respects (except that those representations and warranties which are qualified as to materiality or similar expressions shall be true and correct in all respects) as of the Closing Date with the same effect as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

Section 11.2           Performance. Buyer shall have performed or complied with all material obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date in all material respects.

Section 11.3           Closing Deliverables. Buyer shall have delivered (or be ready, willing and able to deliver at Closing) to Seller (a) the documents and other items, including the Adjusted Purchase Price, required to be delivered by Buyer under Section 12.3 and (b) a certificate dated as of the Closing Date from an authorized officer of Buyer certifying on behalf of Buyer that the conditions set forth in Section 11.1 and Section 11.2 have been fulfilled by Buyer.

Section 11.4           Casualty Losses. The sum of all reductions to the Purchase Price pursuant to Section 5.1, shall, in the aggregate, be less than 15% of the unadjusted Purchase Price.

Section 11.5           No Orders. No Order or other Law shall have been issued, entered, enacted or promulgated by any Governmental Authority, and shall be in effect, that restrains, prohibits, enjoins, or makes illegal the transactions contemplated by this Agreement.

Section 11.6           Sale Order. The Bankruptcy Court shall have entered the Sale Order and the Sale Order shall be in full force and effect and not subject to a stay pending appeal.

Section 11.7           Total Price. The Total Buyer Price shall, in the aggregate, be equal to or greater than $75,000,000.

Article XII.
CLOSING

Section 12.1           Date of Closing. Subject to the conditions stated in this Agreement, the transfer by Seller to Buyer of the Assets and Subject Interests pursuant to this Agreement (the “Closing”) shall take place on the date that is 2 Business Days after the conditions to Closing in Article X and Article XI have been satisfied or waived (other than the conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other date as Buyer and Seller may agree upon in writing. The date of the Closing shall be the “Closing Date.”

Section 12.2           Place of Closing. The Closing shall be conducted electronically (by email or other electronic means) to the extent reasonably possible, but if necessary, at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas 77002, or such other location as the Parties may agree in writing.

Section 12.3           Closing Obligations. At the Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)            Seller shall:

(i)            execute, acknowledge, and deliver the Transfer Documents reasonably necessary to convey the Assets from Seller to Buyer pursuant to the terms hereof, and, in sufficient counterparts, including all information and formatting required to be accepted by the appropriate Governmental Authorities;

(ii)            deliver, as applicable, (A) letters of the appointment of agent and designations of operator (Form BOEM-1123) for each portion of the Assets which Seller is the designated operator, (B) designations of applicant (Form BOEM-1017), for each Asset (or portion thereof) for which Seller is the Designated Applicant, and (C) Form BOEM-1125 for each Asset in which Seller is the Designated Applicant;

(iii)           if the Closing Escrow is less than the Deposit, execute and deliver a joint instruction to Escrow Agent requiring Escrow Agent to disburse an amount equal to the Deposit minus the Closing Escrow to Seller;

(iv)          deliver, on forms reasonably acceptable to Buyer, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Buyer to such purchasers of production;

(v)            deliver either (A) a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code §1445, stating that Seller (or, if Seller is disregarded for U.S. federal income tax purposes, its regarded owner) is not a “foreign person” as defined therein or (B) a validly executed IRS Form W-9 from Seller (or, if Seller is disregarded for U.S. federal income tax purposes, its regarded owner);

(vi)           deliver a certified copy of the Sale Order;

(vii)          execute and deliver a counterpart of the Preliminary Settlement Statement;

(viii)         deliver a duly executed assignment, or novation to the extent necessary for any Affiliate Contracts, in each case in a form reasonably satisfactory to Buyer, of any Affiliate Assets;

(ix)           deliver evidence, reasonably satisfactory to Buyer, of the release and termination of the Volumetric Production Payment;

(x)            execute a counterpart of the Transition Services Agreement;

(xi)           execute a counterpart of the Assignment;

(xii)          execute a counterpart of the Assignment of Subject Interests; and

(xiii)         execute and deliver any other agreements, instruments, and documents that are expressly required by other terms of this Agreement to be executed or delivered at or prior to the Closing.

(b)           Buyer shall:

(i)            execute, acknowledge, and deliver the Transfer Documents reasonably necessary to convey the Assets from Seller to Buyer pursuant to the terms hereof, and, in sufficient counterparts, including all information and formatting required to be accepted by the appropriate Governmental Authorities;

(ii)            deliver documents, insurance, and other security to demonstrate Buyer’s Oil Spill Financial Responsibility, including Forms BOEM-1016, BOEM-1017, BOEM-1018, BOEM-1019, BOEM-1020, BOEM-1022, BOEM-1023, or BOEM-1025, as may be appropriate, to replace Seller’s existing proof of Oil Spill Financial Responsibility with that of Buyer’s own sufficient Oil Spill Financial Responsibility insurance or security;

(iii)           deliver evidence reasonably satisfactory to Seller that Buyer has complied with all BOEM/BSEE requirements for holding title to leases, rights-of-way, and other interests in the outer continental shelf, and has complied with BOEM/BSEE bonding (including surety bonds for the Plugging and Abandonment of Wells) or other financial security requirements;

(iv)          deliver evidence that it has obtained, or caused to be obtained, in the name of Buyer, all general or area-wide bonds in favor of a Governmental Authority, and all replacements for Seller’s Asset Credit Support, if any, to Governmental Authorities and other obligees set forth on Schedule 9.2, to the extent required by Section 9.2;

(v)            deliver to Seller, to the account(s) designated in the Preliminary Settlement Statement, by direct bank or wire transfer in same day funds, the Adjusted Purchase Price, less the sum of (A) the Deposit, (B) the Closing Escrow and (C) the Cure Costs (the “Closing Payment”);

(vi)           if (A) the Closing Escrow is less than the Deposit, execute and deliver a joint instruction to Escrow Agent requiring Escrow Agent to disburse an amount equal to the Deposit minus the Closing Escrow to Seller, or (B) the Closing Escrow is greater than the Deposit, deliver an amount equal to the difference between the Closing Escrow minus the Deposit into the Escrow Account, by wire transfer in same day funds (which such amount will be distributed from the Escrow Account after Closing pursuant to the terms of this Agreement);

(vii)         execute and deliver a counterpart of the Preliminary Settlement Statement;

(viii)        execute a counterpart of the Transition Services Agreement;

(ix)           execute a counterpart of the Assignment;

(x)            execute a counterpart of the Assignment of Subject Interests; and

(xi)           execute and deliver any other agreements, instruments, and documents that are expressly required by other terms of this Agreement to be executed or delivered at or prior to the Closing.

Section 12.4            Records. In addition to the obligations set forth under Section 12.3, no later than 30 days following the Closing Date, Seller shall make available to Buyer, for pick-up, the original (to the extent available) Records and any Affiliate Records, if applicable, to which Buyer is entitled pursuant to the terms of this Agreement; provided, however, Seller will deliver to Buyer promptly following the Closing Date electronic copies of all Records to the extent such electronic copies are in Seller’s or, if applicable, its Affiliate’s possession.

Article XIII.
CERTAIN LIMITATIONS

Section 13.1           Survival. The respective representations, warranties, and covenants of Seller and Buyer contained in this Agreement and any certificate delivered pursuant hereto shall terminate at, and not survive, the Closing; provided that, (a) this Section 13.1 shall not limit any covenant or agreement of the Parties that by its terms requires performance after the Closing and (b) notwithstanding anything in this Section 13.1 to the contrary, the acknowledgements, disclaimers, and other terms, as applicable, in Section 4.3, Section 8.11, Section 16.16, and Section 16.17 shall survive indefinitely.

Section 13.2           Waiver and Release.

(a)            Effective as of the Closing, Buyer, except for Buyer’s rights and remedies under this Agreement, for itself and each of its Affiliates and its and their respective former, current or future directors, officers, employees, general or limited partners, managers, members, direct or indirect equityholders, Affiliates, attorneys, assignees, agents, representatives or representatives of any of the foregoing, or any former, current or future estates, heirs, executors, administrators, trustees, successors, or assigns of any of the foregoing (each, a “Buyer Releasor”), hereby irrevocably, knowingly, and voluntarily releases, discharges, and forever waives and relinquishes all claims, demands, obligations, Liabilities (including any Liability under applicable Environmental Laws), defenses, affirmative defenses, setoffs, counterclaims, actions, and causes of action of whatever kind or nature, whether known or unknown, which any Buyer Releasor has, may have, or might have or may assert now or in the future, against Seller or any of its Affiliates or any of its or their respective former, current and future directors, officers, employees, general and limited partners, managers, members, direct and indirect equityholders, Affiliates, attorneys, assignees, agents, representatives, and representatives of any of the foregoing, and any and all former, current and future estates, heirs, executors, administrators, trustees, successors, and assigns of any of the foregoing (each, a “Buyer Releasee”) arising out of, based upon, or resulting from or relating to (i) the Assets, Subject Interests or the Assumed Liabilities or (ii) the subject matter of this Agreement or any other document contemplated hereby (including, for the avoidance of doubt, the transactions contemplated by this Agreement), whether or not arising under, or based upon, any Law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy). Each Buyer Releasee to whom this Section 13.2(a) or the indemnity in Section 13.2(b) applies shall be a third party beneficiary of this Section 13.2(a) and the indemnity in Section 13.2(b), as applicable.

(b)           Effective as of the Closing, Seller, for itself and each of its Affiliates and its and their respective former, current, or future directors, officers, employees, general or limited partners, managers, members, direct or indirect equityholders, Affiliates, attorneys, assignees, agents, representatives or representatives of any of the foregoing, or any former, current or future estates, heirs, executors, administrators, trustees, successors, or assigns of any of the foregoing (each, a “Seller Releasor”), hereby irrevocably, knowingly, and voluntarily releases, discharges, and forever waives and relinquishes all claims, demands, obligations, Liabilities (including any Liability under applicable Environmental Laws), defenses, affirmative defenses, setoffs, counterclaims, actions, and causes of action of whatever kind or nature, whether known or unknown, which any Seller Releasor has, may have, or might have or may assert now or in the future, against Buyer or any of its Affiliates or any of its or their respective former, current and future directors, officers, employees, general and limited partners, managers, members, direct and indirect equityholders, Affiliates, attorneys, assignees, agents, representatives, and representatives of any of the foregoing, and any and all former, current and future estates, heirs, executors, administrators, trustees, successors, and assigns of any of the foregoing (each, a “Seller Releasee”) arising out of, based upon, or resulting from or relating to (i) the Excluded Assets or Excluded Liabilities or (ii) the subject matter of this Agreement or any other document contemplated hereby (including, for the avoidance of doubt, the transaction contemplated by this Agreement), whether or not arising under, or based upon, any Law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy).

(c)            Nothing contained in this Section 13.2 shall release, waive, discharge, relinquish, or otherwise affect (i) the express rights or obligations of any Person (A) with respect to any covenant or agreement of the Parties hereunder that by its terms requires performance after the Closing or (B) to the extent set forth in the other Transaction Documents, or (ii) any Party’s rights to pursue claims for Fraud (provided that, except for Fraud, in no event shall a Party be liable for any amount under this Agreement in excess of the Purchase Price).

Section 13.3           Express Negligence. THE INDEMNIFICATION, RELEASE, ASSUMED LIABILITIES, WAIVER, AND LIMITATION OF LIABILITY PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES, AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE SOLE, ACTIVE, PASSIVE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY UNLESS SUCH DAMAGES AROSE OR RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

Section 13.4           Non-Compensatory Damages. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, NONE OF BUYER GROUP NOR SELLER GROUP SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY OR SUCH OTHER PARTY’S AFFILIATES ANY INDIRECT, CONSEQUENTIAL, SPECIAL, PUNITIVE, INCIDENTAL, SPECULATIVE OR EXEMPLARY DAMAGES, OR DAMAGES FOR LOST PROFITS OR LOSS OF BUSINESS OPPORTUNITY OF ANY KIND ARISING UNDER, RELATED TO OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT ANY SUCH PERSON SUFFERS SUCH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH THE DEFENSE OF SUCH DAMAGES) TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH THE DEFENSE OF SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER. SUBJECT TO THE PRECEDING SENTENCE AND NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, EACH OF SELLER, ON BEHALF OF ITSELF AND SELLER GROUP, AND BUYER, ON BEHALF OF ITSELF AND BUYER GROUP, WAIVES ANY RIGHT TO RECOVER INDIRECT, CONSEQUENTIAL, SPECIAL, PUNITIVE, INCIDENTAL, SPECULATIVE AND EXEMPLARY DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS OR LOSS OF BUSINESS OPPORTUNITY OF ANY KIND, ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FOR PURPOSES OF CLARITY AND NOTWITHSTANDING ANYTHING TO THE CONTRARY, THIS SECTION 13.4 SHALL NOT RESTRICT ANY PARTY’S RIGHT TO OBTAIN SPECIFIC PERFORMANCE, ANY INJUNCTION, OR OTHER EQUITABLE REMEDY IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT.

Section 13.5           Waiver of Consumer Rights. The Parties each can and do expressly waive those provisions, if any, of (a) the Texas Deceptive Trade Practices-Consumer Protection Act, Texas Business and Commerce Code Article 17.41 et seq. (and any similar Law that gives consumers special rights and protection, including the Oklahoma Consumer Protection Act, Okla. Stat. tit. 15, §§ 751 through 763) or (b) the Texas Oilfield Anti-Indemnity Act, Civil Practice and Remedies Code Article 127.001 et seq. (and any other “anti-indemnity” Law, including the Oklahoma anti-indemnity statute, Okla. Stat. tit. 15, § 221) that apply to this Agreement or the transactions contemplated hereby and may be waived by the Parties. Buyer acknowledges, represents and warrants to Seller that Buyer is purchasing the Assets for commercial or business use; that Buyer has assets of FIVE MILLION DOLLARS ($5,000,000.00) or more according to its most recent financial statement prepared in accordance with GAAP; that Buyer has Knowledge and experience in financial and business matters that enable Buyer to evaluate the merits and risks of a transaction such as this; and that Buyer is not in a significantly disparate bargaining position with Seller. Further, Buyer expressly recognizes that the price for which Seller has agreed to perform its obligations under this Agreement has been predicated upon the inapplicability of Laws similar to those described in subsections (a) and (b) above, and Buyer further recognizes that Seller, in determining to proceed with the entering into this Agreement, has expressly relied on this waiver and the inapplicability of such Laws. It is not the intent of the Parties to waive, and the Parties shall not waive, any applicable provision thereof that is prohibited by Law from being waived.

Article XIV.
TERMINATION

Section 14.1           Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time at or prior to Closing:

(a)           by the mutual written agreement of the Parties;

(b)           by either Party if any Governmental Authority shall have issued, entered, enacted or promulgated any Order or other Law or taken any other action permanently restraining, prohibiting, enjoining, or making illegal the transactions contemplated by this Agreement and such order, injunction, judgment, other Law, or other action shall have become final and non-appealable;

(c)            by either Party if: (i) Seller enters into a definitive agreement regarding an Alternative Proposal or (ii) the Bankruptcy Court enters an order dismissing, or converting to a case under Chapter 7 of the Bankruptcy Code, the Chapter 11 Case;

(d)           by Seller, if Buyer has breached this Agreement and such breach causes any of the conditions to Closing set forth in Article XI (other than (i) the conditions set forth in Section 11.4 and Section 11.6 and (ii) those conditions that by their terms are to be satisfied at Closing, provided that, such conditions are capable of being satisfied if Closing were to occur as of such date) not to be satisfied by Buyer, or waived by Seller, by the Outside Termination Date, and, solely to the extent such condition is capable of being cured, following written notice thereof from Seller to Buyer specifying the reason such condition is unsatisfied, remain uncured for a period of 10 Business Days after Buyer’s receipt of such written notice from Seller;

(e)           by Buyer, if Seller has breached this Agreement and such breach causes any of the conditions to Closing set forth in Article X (other than those conditions that by their terms are to be satisfied at Closing, provided that, such conditions are capable of being satisfied if Closing were to occur as of such date) not to be satisfied by Seller, or waived by Buyer, by the Outside Termination Date and, solely to the extent such condition is capable of being cured, following written notice thereof from Buyer to Seller specifying the reason such condition is unsatisfied, remain uncured for a period of 10 Business Days after Seller’s receipt of such written notice from Buyer;

(f)            by either Party, if any of the conditions set forth in Section 10.4, in the case of Buyer, or Section 11.4, and Section 11.6, in the case of Seller, have not been satisfied, or waived, by the applicable Party, by the Outside Termination Date but all other Closing conditions in Article X and Article XI are satisfied (in each case, other than those conditions that by their terms are to be satisfied at Closing, provided that, such conditions are capable of being satisfied if Closing were to occur as of such date);

(g)           by Buyer, if the Sale Order is not entered into within two (2) Business Days after the Bankruptcy Court’s hearing on the Sale Order, and for the avoidance of doubt notwithstanding anything to the contrary in the Bidding Procedures or Bidding Procedures Order, within 2 Business Days after such termination, the Parties shall execute and deliver a joint instruction to Escrow Agent requiring Escrow Agent to disburse the Deposit to Buyer;

(h)           by Seller if the Closing condition in Section 11.7 is not satisfied (or not capable of being satisfied at Closing);

(i)            by Buyer if the Closing condition in Section 10.9 is not satisfied (or not capable of being satisfied at Closing);

(j)            by Seller at any time after the day that is one (1) Business Day following the Execution Date, if Buyer has not delivered the Deposit into the escrow account contemplated by the Escrow Agreement;

(k)            By Buyer if the DIP lenders or any other creditor of Seller (i) accelerate their debt or otherwise exercise any remedies pursuant to that certain letter re: Notice of Default under the Senior Secured Debtor-in-Possession Term Loan Credit Agreement, dated May 30, 2023, among MLCJR LLC as Borrower, certain Lenders and Amarillo National Banks, as Administrative Agent and Collateral Agent; Reservation of Rights dated September 22, 2023; or any subsequent default notice; (ii) otherwise exercise any remedies pursuant to such credit agreement; or (iii) trigger the carveout provisions in the DIP order; or

(l)            by either Party, at such Party’s option, at any time following the Outside Termination Date.

provided, however, that no Party shall have the right to terminate this Agreement if such terminating Party is at such time in material breach of any provision of this Agreement.

Section 14.2           Effect of Termination.

(a)            In the event of the termination of this Agreement in accordance with the terms hereof, this Agreement shall thereafter become void and have no effect, and except as expressly set forth in this Section 14.2, the Parties shall not have any liability to any other Party or their respective Affiliates, or their respective partners, directors, officers, or employees, pursuant to this Agreement (and Seller shall be free to immediately enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement) except for the obligations of the Parties contained in Section 3.2 (as to only the last sentence therein), Section 4.2, Section 4.3, Section 8.11, Section 13.3, Section 13.4, Section 13.5, this Section 14.2, Section 14.3, Article XVI (other than Section 16.1(b) through (e), Section 16.2 and Section 16.5) and any related definitional and interpretation provisions set forth in Section 1.1 and Section 1.2, respectively, each of which shall remain in full force and effect, this Agreement shall forthwith become void and the Parties shall have no liability or obligation hereunder.

(b)           Notwithstanding anything to the contrary, if this Agreement is terminated by Seller pursuant to Section 14.1(d) and at such time Buyer is not also entitled to terminate this Agreement and (A) all of the conditions in Article X (excluding conditions that, by their terms, cannot be satisfied until Closing) have been satisfied by Seller (or waived by Buyer), (B) Seller is ready, willing and able to perform its obligations under Section 12.3, and (C) Buyer nevertheless elects not to close then, in any such event, as the sole and exclusive remedy of Seller, Seller shall have the right to terminate this Agreement pursuant to Section 14.1(d), and shall be entitled to receive the Deposit as liquidated damages, and within 2 Business Days after such termination, the Parties shall execute and deliver a joint instruction to Escrow Agent requiring Escrow Agent to disburse the Deposit to Seller, free of any claims by Buyer or any other Person with respect thereto. The provisions for payment of liquidated damages in this Section 14.2(b) have been included because, in the event of termination of this Agreement by Seller pursuant to Section 14.1(d), the actual damages to be incurred by Seller is reasonably expected to approximate the amount of liquidated damages set forth in this Section 14.2(b) and because the actual amount of such damages would be difficult if not impossible to measure precisely. Such liquidated damages do not constitute a penalty.

(c)            If this Agreement is terminated by Seller or by Buyer pursuant to Section 14.1 (other than under the circumstances described in Section 14.2(b)), including pursuant to Section 14.1(k), for the avoidance of doubt notwithstanding anything to the contrary in the Bidding Procedures or Bidding Procedures Order, within 2 Business Days after such termination, the Parties shall execute and deliver a joint instruction to Escrow Agent requiring Escrow Agent to disburse the Deposit to Buyer.

(d)           Nothing contained in this Agreement (including this Article XIV) shall prevent, limit, impede, or otherwise impair the ability of a Party to seek, enforce, or otherwise pursue any remedy available to it pursuant to Section 16.14 at any time prior to the termination of this Agreement pursuant to this Article XIV. As such, for purposes of certainty, if Seller pursues any such remedy pursuant to Section 16.14 but such remedy is not awarded by courts of competent jurisdiction, and Seller thereafter terminates this Agreement pursuant to this Article XIV, Seller shall be entitled to the remedies set forth in Section 14.2(b) (in addition to any other remedies that Seller may have available at law or otherwise), in accordance with the terms and conditions set forth herein.

Section 14.3           Return of Documentation and Confidentiality. Upon termination of this Agreement, Buyer shall return or destroy, at Buyer’s sole expense, all title, engineering, geological and geophysical data, environmental assessments or reports, maps, and other data and information (including all copies, extracts, and other reproductions, in whole or in part) furnished by Seller or any of its Affiliates or representatives to Buyer or any of Buyer Representatives or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets, in each case, in accordance with the Confidentiality Agreement or the terms of this Agreement, and an officer of Buyer shall certify same to Seller in writing. Any oral information will continue to be subject to the terms of the Confidentiality Agreement notwithstanding the termination of this Agreement.

Article XV.
EMPLOYEE matters

Section 15.1           Available Employees’ Offers and Post-Closing Date Employment. Within two (2) Business Days after the Execution Date, Seller shall deliver to Buyer a schedule that includes a list of all Available Employees who are primarily engaged in the operation or management of the Assets (the “Employee Letter”), which Employee Letter shall include the name, job title, active/leave status, and start date of each such Available Employee. Buyer in its sole discretion, may make offers of employment no later than 10 days prior to the Closing Date, which offers will be effective as of the Closing Date (“Employment Date”), to one or more of the Available Employees identified in the Employee Letter. Only employees who commence employment with Buyer or an Affiliate of Buyer on the Employment Date are referred to individually and collectively as “Continuing Employees”. Buyer shall comply with all applicable Laws with respect to the hiring of Continuing Employees. From and after the Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates with respect to all claims and Liabilities relating to or arising out of Buyer’s employment offer process described in this Section 15.1 (including any claim of discrimination or other illegality in such offer process).

Section 15.2           Post-Closing Date Employment Claims. Buyer shall indemnify, defend, and hold Seller and its Affiliates harmless from and against any and all liability of any kind or nature involving or related to the employment of the Continuing Employees by Buyer after the Closing Date, including any liability related to any employee benefit plan sponsored or maintained by Buyer or its ERISA Affiliates after the Closing Date.

Section 15.3           No Third Party Beneficiary Rights. Nothing herein, expressed or implied, shall confer upon any Available Employees (or any of their beneficiaries or alternate payees) any rights or remedies (including any right to employment or continued employment, or any right to compensation or benefits for any period) of any nature or kind whatsoever, under or by reason of this Agreement or otherwise. In addition, the provisions of this Article XV are for the sole benefit of the Parties and are not for the benefit of any Third Party. Nothing contained in this Article XV shall be considered or deemed to establish, amend, or modify any benefit or compensation plan, program, policy, agreement, arrangement, or contract.

Article XVI.
MISCELLANEOUS

Section 16.1           Expenses and Taxes.

(a)            Except as otherwise specifically provided in this Agreement, all fees, costs and expenses incurred by the Parties in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs, and expenses.

(b)           All Transfer Taxes and all required documentary, filing and recording fees, and expenses in connection with the filing and recording of the assignments, conveyances, or other instruments required to convey title to the Assets to Buyer shall be borne by Buyer.

(c)           All Taxes that are real property Taxes, ad valorem Taxes, personal property Taxes, and similar Taxes attributable to the Assets (the “Property Taxes”) with respect to the Tax period in which the Effective Time occurs or estimate(s) thereof shall be apportioned as of the Effective Time between Seller and Buyer. For purposes of the foregoing, in each case, the Property Taxes shall be allocated pro rata per day between the period immediately prior to the Effective Time and the period beginning on the Effective Time, with the portion of Property Taxes attributable to the period immediately prior to the Effective Time being allocated to Seller, and the portion of the Property Taxes attributable to the period beginning on the Effective Time being allocated to Buyer. Buyer shall pay or cause to be paid to the taxing authorities all Property Taxes relating to the Tax period in which the Effective Time occurs without thereby becoming entitled to any additional payment from Seller and neither party shall be liable to make any additional payment to the other party in the event an estimate of such Property Taxes used in arriving at the Preliminary Settlement Statement or varies from the actual amount thereof.

(d)           All Taxes attributable to the Assets that are based upon or measured by the production of Hydrocarbons including severance, production, sales, use, excise, and similar Taxes (the “Production Taxes”) shall be apportioned between Seller and Buyer as of the Effective Time as if the Tax period ended immediately prior to the Effective Time, with the portion of Production Taxes attributable to the period ending immediately prior to the Effective Time being allocated to Seller, and the portion of the Production Taxes attributable to the period beginning on the Effective Time being allocated to Buyer. Seller shall, in accordance with applicable laws and regulations, pay or withhold or cause to be paid or withheld all such Taxes that have accrued with respect to production prior to Closing, and shall file all statements, returns, and documents incident thereto. Buyer shall pay or cause to be paid all such Taxes that accrue with respect to production from Closing onward and shall file all statements, returns, and documents incident thereto. For Tax periods in which the Effective Time occurs, Seller agrees to forward to Buyer copies of any Production Tax reports and returns received by Seller after Closing and to provide Buyer with any information Seller has that is necessary for Buyer to file any required Production Tax reports and returns related to the Assets, which Production Tax returns and reports Buyer agrees to file, and which Production Taxes Buyer agrees to pay or cause to be paid without thereby becoming entitled to any additional payment from Seller.

(e)            Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Asset Taxes, including access to books and Records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller with respect to Asset Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit, or proceeding relating to any Tax.

Section 16.2           Value Allocations for Tax Purposes. Seller and Buyer agree that the portion, if any, of the Adjusted Purchase Price, the Assumed Liabilities, and any other items in each case that are treated for federal Tax purposes as consideration for a sale transaction (collectively, the “Allocable Amount”) shall be allocated among the various Assets for federal and state income Tax purposes in accordance with Section 1060 of the Code. Seller and Buyer shall then prepare a mutually agreeable final schedule of any Allocable Amount among the Assets (as adjusted, the “Allocation Schedule”), to the extent allowable under applicable Tax law, and will not be unreasonably withheld, conditioned or delayed by either Party. The Allocation Schedule shall be updated to reflect any adjustments to the Allocable Amount. If required, the allocation of the Allocable Amount shall be reflected on a completed Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), which such form will be timely filed separately by Seller and Buyer with the Internal Revenue Service pursuant to the requirements of Section 1060(b) of the Code. Neither Buyer nor Seller shall take any Tax position inconsistent with such Allocation Schedule and neither Buyer nor Seller shall agree to any proposed adjustment to the Allocation Schedule by any taxing authority without first giving the other party prior written notice; provided, however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any taxing authority based upon or arising out of the Allocation Schedule, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any taxing authority challenging such Allocation Schedule. The procedures of Section 3.6 shall be applied in the event of a dispute for any item under this Section 16.2, mutatis mutandis.

Section 16.3           Assignment. Neither this Agreement, nor any rights, obligations, liabilities, covenants, duties, or responsibilities hereunder, may be assigned by any Party, in whole or in part, without the prior written consent of the other Party, which consent may be withheld for any reason; provided that Buyer may assign all or a portion of its rights and obligations under this Agreement to one or more Affiliates of Buyer (including the right to take assignment of all or a portion of the Assets at Closing) without the prior written consent of Seller, in which case Buyer shall continue to remain liable for the performance of its obligations under this Agreement. Any assignment in violation of the foregoing shall be deemed void ab initio. No assignment by any Party of this Agreement shall relieve such Party of any of its obligations (including indemnity obligations), liabilities, covenants, duties, or responsibilities hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.

Section 16.4           Notices. All notices and communications which are required or may be given to a Party hereunder shall be in writing and shall be deemed to have been duly given upon the earliest of: (a) if by personal delivery, then the date of delivery if such date is a Business Day during normal business hours, or, if such date is not a Business Day during normal business hours, then the next Business Day; (b) if sent by U.S. certified mail, postage prepaid, return receipt requested, then the date shown as received on the return notice; (c) if sent by email, with delivery receipt to sender; or (d) if by Federal Express overnight delivery (or other reputable overnight delivery service), the date shown on the notice of delivery if such date is a Business Day during normal business hours, or, if such date is not a Business Day during normal business hours, then on the next Business Day:

If to Seller:

MLCJR LLC

c/o Alvarez & Marsal LLC

700 Louisiana Street

Suite 3300

Attention: Ryan Omohundro (Chief Restructuring Officer)

E-mail: romohundro@alvarezandmarsal.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

811 Main Street

Suite 3700

Houston, TX 77002

Attention: Justin T. Stolte; Keith Simon

E-mail: justin.stolte@lw.com; keith.simon@lw.com

If to Buyer:

W&T Offshore, Inc.

5718 Westheimer Rd., Suite 700

Houston, TX 77057

Attn: General Counsel

Phone: (713) 624-7279

E-mail: jcurth@wtoffshore.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: Brian Schartz, P.C.

Phone: (212) 446-5932

Email: brian.schartz@kirkland.com

Kirkland & Ellis LLP

609 Main Street, 45th Floor

Houston, Texas 77002

Attn:       R.J. Malenfant

Phone:    (713) 836-3550

E-mail:     rj.malenfant@kirkland.com

The Parties may change the identity, address, and email addresses to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 16.4.

Section 16.5           Further Cooperation. After the Closing, Buyer and Seller shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer, and shall take such other actions as any Party may reasonably request, to transfer and deliver the Assets to Buyer, and to otherwise accomplish the transactions contemplated by this Agreement. Without limiting the foregoing, promptly after Closing, Buyer shall (a) record the Assignment relating to the Assets and all state/federal assignments executed at the Closing in all applicable real property records or, if applicable, all state or federal agencies, (b) if applicable, send notices to vendors supplying goods and services for the Assets of the assignment of the Assets to Buyer and, if applicable, the designation of Buyer as the operator thereof, (c) pursue the approval of all applicable Governmental Authorities of the assignment of the Assets to Buyer and, if applicable, the designation of Buyer as the operator thereof and, (d) pursue all other consents and approvals that may be reasonably required in connection with the assignment of the Assets to Buyer and the assumption of the Liabilities assumed by Buyer hereunder, that shall not have been obtained prior to Closing, and (e) take any and all action reasonably required of it by any Governmental Authority in order to obtain such approval, including but not limited to, the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline, or area-wide bond.

Section 16.6           Entire Agreement; Conflicts. THIS AGREEMENT, THE CONFIDENTIALITY AGREEMENT, THE EXHIBITS AND SCHEDULES HERETO (WHICH, FOR THE AVOIDANCE OF DOUBT, CONSTITUTE A PART OF THIS AGREEMENT) AND THE TRANSACTION DOCUMENTS, COLLECTIVELY, CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER of this Agreement. THERE ARE NO WARRANTIES, REPRESENTATIONS, OR OTHER AGREEMENTS AMONG THE PARTIES RELATING TO THE SUBJECT MATTER of this Agreement EXCEPT AS specifically set FORTH IN THIS AGREEMENT and the transaction documents, and absent fraud, no party SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH. THE PARTIES EXPRESSLY DISCLAIM RELIANCE ON ANY REPRESENTATION OR STATEMENT NOT MADE IN THIS AGREEMENT IN DECIDING TO ENTER INTO THIS AGREEMENT. IN THE EVENT OF A CONFLICT BETWEEN: (a) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL to the extent of the conflict; OR (b) the terms and provision of this Agreement and the terms and provisions of any transaction document, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL to the extent of the conflict; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES OR EXHIBITS HERETO or any transaction document OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS Section 16.6.

Section 16.7           Parties in Interest. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties, hereunder any rights, remedies, obligations or liabilities under or by reason of this Agreement, except (a) to the extent expressly set forth herein or (b) with respect to indemnity provided herein by one Party for the benefit of the Seller Group or the Buyer Group, as applicable.

Section 16.8           Amendment. This Agreement may be amended only by an instrument in writing executed by all of the Parties and expressly identified as an amendment or modification.

Section 16.9           Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of any Party, or their respective officers, employees, agents, or representatives, nor any failure by a Party to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

Section 16.10         Governing Law; Jurisdiction; Venue; Jury Waiver. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE State of Texas EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. EACH OF THE PARTIES CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE BANKRUPTCY COURT AND, IF THE BANKRUPTCY COURT DOES NOT HAVE, OR ABSTAINS FROM, JURISDICTION THE UNITED STATES FEDERAL DISTRICT COURTS LOCATED IN Houston, Harris County, Texas (OR IF THE FEDERAL DISTRICT COURTS DO NOT HAVE JURISDICTION, THEN THE STATE COURTS IN HOUSTON, HARRIS COUNTY, TEXAS) FOR ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, or any transaction contemplated hereby or thereby. ALL SUCH ACTIONS, SUITS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS or any transaction contemplated hereby or thereby SHALL BE EXCLUSIVELY LITIGATED IN the Bankruptcy Court and, if the Bankruptcy Court does not have, or abstains from, jurisdiction, THE UNITED STATES FEDERAL DISTRICT COURTS LOCATED IN Houston, Harris County, Texas (AND ALL APPELLATE COURTS HAVING JURISDICTION THEREOVER) OR IF THE FEDERAL DISTRICT COURTS DO NOT HAVE JURISDICTION, THEN THE STATE COURTS IN HOUSTON, HARRIS COUNTY, TEXAS (AND ALL APPELLATE COURTS HAVING JURISDICTION THEREOVER). EACH PARTY WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION, SUIT OR PROCEEDING IN SUCH COURTS AND WAIVE ANY OBJECTION THAT SUCH COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER SUCH PARTY. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, the other transaction documents or any transaction contemplated hereby or thereby.

Section 16.11         Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 16.12         Removal of Name. As promptly as practicable, but in any case within 30 days after the Closing Date, Buyer shall eliminate the names of Seller and any of its Affiliates and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks, or trade names belonging to Seller or any of its Affiliates.

Section 16.13         Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by electronic transmission shall be deemed an original signature hereto.

Section 16.14         Equitable Remedies. Each of the Parties acknowledges that its obligations hereunder are unique and that remedies at law, including monetary damages, will be inadequate in the event it should default in the performance of its obligations under this Agreement. Accordingly, in the event of any breach by any Party of any agreement or covenant set forth in this Agreement, the other Party shall be entitled to equitable relief, without the proof of actual damages, including in the form of an injunction or injunctions or orders for specific performance to prevent breaches of this Agreement and to order the defaulting Party to affirmatively carry out its obligations under this Agreement, and each of the Parties hereby waives any defense to the effect that a remedy at law would be an adequate remedy for such breach. Such equitable relief shall be in addition to any other remedy to which each of the Parties are entitled to at law or in equity as a remedy for such non-performance, breach, or threatened breach. Each of the Parties hereby waives any requirements for the securing or posting of any bond with such equitable remedy. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by any of the Parties, each of whom expressly reserves any and all rights and remedies available to it at law or in equity in the event of any breach or default by the others under this Agreement prior to the Closing.

Section 16.15         Time is of the Essence. With respect to all dates and time periods in this Agreement, time is of the essence. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (or the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 16.16         Reliance on Own Judgment. THE PARTIES AGREE THAT THE TERMS OF THIS AGREEMENT ARE NEGOTIATED TERMS AND NOT BOILERPLATE. PRIOR TO SIGNING THIS AGREEMENT, ALL TERMS WERE OPEN FOR NEGOTIATION. THE PARTIES ACKNOWLEDGE THAT THEY WERE EACH REPRESENTED BY COUNSEL AND RELIED UPON SUCH COUNSEL TO ADVISE THEM IN CONNECTION WITH THE NEGOTIATION AND DRAFTING OF THIS AGREEMENT. THE PARTIES ACKNOWLEDGE AND AGREE THAT THEY ARE EACH SOPHISTICATED AND KNOWLEDGEABLE IN BUSINESS MATTERS AND HAVE DEALT WITH EACH OTHER AT ARM’S LENGTH IN NEGOTIATING THIS AGREEMENT. IN THE EVENT OF ANY AMBIGUITY IN THIS AGREEMENT, NO PRESUMPTION SHALL ARISE BASED ON THE IDENTITY OF THE DRAFTSMAN OF THIS AGREEMENT. EACH PARTY REPRESENTS THAT IT HAS CAREFULLY REVIEWED THIS AGREEMENT, UNDERSTANDS ITS TERMS, HAS SOUGHT AND OBTAINED INDEPENDENT LEGAL ADVICE WITH RESPECT TO THE NEGOTIATION AND PREPARATION OF THIS AGREEMENT, HAS RELIED WHOLLY UPON ITS OWN JUDGMENT, KNOWLEDGE, AND INVESTIGATION, AND THE ADVICE OF ITS RESPECTIVE COUNSEL, AND THAT IT HAS NOT RELIED UPON OR BEEN INFLUENCED TO ANY EXTENT IN MAKING OR ENTERING INTO THIS AGREEMENT BY ANY REPRESENTATIONS OR STATEMENTS MADE BY ANY OTHER PARTY, OR BY ANYONE ACTING ON BEHALF OF ANY OTHER PARTY. THE PARTIES WAIVE AND DISCLAIM ANY RIGHT OR ABILITY TO SEEK TO REVOKE, RESCIND, VACATE, OR OTHERWISE AVOID THE OPERATION AND EFFECT OF THIS AGREEMENT ON THE BASIS OF AN ALLEGED FRAUDULENT INDUCEMENT, MISREPRESENTATION, OR MATERIAL OMISSION, OR ON THE BASIS OF A MUTUAL OR UNILATERAL MISTAKE OF FACT OR LAW, OR NEWLY DISCOVERED INFORMATION OR OTHERWISE. WITHOUT LIMITING THE FOREGOING, SELLER AND BUYER ACKNOWLEDGE THAT, SUBJECT TO ANY RIGHTS THE PARTIES MAY HAVE HEREUNDER TO SEEK AND OBTAIN SPECIFIC PERFORMANCE OR OTHER EXPRESS INJUNCTIVE REMEDIES, FOLLOWING CLOSING, THE PAYMENT OF MONEY, AS LIMITED BY THE TERMS OF THIS AGREEMENT, SHALL BE ADEQUATE COMPENSATION FOR BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT, OBLIGATION, OR AGREEMENT CONTAINED HEREIN OR FOR ANY OTHER CLAIM ARISING IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND AS SUCH, BUYER AND SELLER WAIVE ANY RIGHT TO RESCIND THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 16.17         No Recourse. NOTWITHSTANDING ANYTHING THAT MAY BE EXPRESSED OR IMPLIED IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, THE PARTIES AGREE AND ACKNOWLEDGE THAT NO PERSON OTHER THAN SELLER, ITS APPLICABLE AFFILIATES ASSIGNING ASSET(S) AND BUYER (AND THEIR SUCCESSORS OR ASSIGNEES, AS APPLICABLE) HAS ANY OBLIGATION HEREUNDER AND THAT, NEITHER PARTY NOR MEMBER OF BUYER GROUP OR SELLER GROUP, AS APPLICABLE, HAS ANY RIGHT OF RECOVERY ARISING UNDER THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AGAINST, AND NO PERSONAL LIABILITY UNDER THIS AGREEMENT OR ANY TRANSACTION DOCUMENT SHALL ATTACH TO, ANY FORMER, CURRENT OR FUTURE EQUITY HOLDERS, CONTROLLING PERSONS, DIRECTORS, OFFICERS, EMPLOYEES, GENERAL OR LIMITED PARTNERS, MEMBERS, MANAGERS, AFFILIATES (OTHER THAN THOSE AFFILIATES ASSIGNING ASSET(S)) OR AGENTS, OR ANY FORMER, CURRENT OR FUTURE EQUITY HOLDER, CONTROLLING PERSON, DIRECTOR, OFFICER, EMPLOYEE, GENERAL OR LIMITED PARTNER, MEMBER, MANAGER, AFFILIATE, ADVISOR OR AGENT OF ANY OF THE FOREGOING OF EITHER PARTY (COLLECTIVELY, EACH OF THE FOREGOING BUT NOT INCLUDING SELLER OR BUYER, A “NON-RECOURSE PARTY”), THROUGH SUCH PARTY OR OTHERWISE, WHETHER BY OR THROUGH ATTEMPTED PIERCING OF THE CORPORATE, LIMITED PARTNERSHIP OR LIMITED LIABILITY COMPANY VEIL, BY OR THROUGH A CLAIM BY OR ON BEHALF OF EITHER PARTY AGAINST ANY NON-RECOURSE PARTY, BY THE ENFORCEMENT OF ANY ASSESSMENT OR BY ANY LEGAL OR EQUITABLE PROCEEDING, BY VIRTUE OF ANY APPLICABLE LAW, WHETHER IN CONTRACT, TORT OR OTHERWISE. The Non-Recourse Parties shall be express third-party beneficiaries of this Section 16.17 and be entitled to rely on and enforce the provisions of this Section.

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IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement on the Execution Date.

Seller:

Cox oil offshore, l.l.c.

By:	/s/ Ryan Omohundro
Name:	Ryan Omohundro
Title:	Chief Restructuring Officer

[Signature Page to Purchase and Sale Agreement]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement on the Execution Date.

Seller:

ENERGY XXI GOM, LLC

By:	/s/ Ryan Omohundro
Name:	Ryan Omohundro
Title:	Chief Restructuring Officer

[Signature Page to Purchase and Sale Agreement]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement on the Execution Date.

Seller:

EPL OIL & GAS, LLC

By:	/s/ Ryan Omohundro
Name:	Ryan Omohundro
Title:	Chief Restructuring Officer

[Signature Page to Purchase and Sale Agreement]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement on the Execution Date.

Seller:

MLCJR LLC

By:	/s/ Ryan Omohundro
Name:	Ryan Omohundro
Title:	Chief Restructuring Officer

[Signature Page to Purchase and Sale Agreement]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement on the Execution Date.

Seller:

Cox operating l.l.c.

By:	/s/ Ryan Omohundro
Name:	Ryan Omohundro
Title:	Chief Restructuring Officer

[Signature Page to Purchase and Sale Agreement]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement on the Execution Date.

Seller:

energy xxi gulf coast, llc

By:	/s/ Ryan Omohundro
Name:	Ryan Omohundro
Title:	Chief Restructuring Officer

[Signature Page to Purchase and Sale Agreement]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement on the Execution Date.

Seller:

m21k, llc

By:	/s/ Ryan Omohundro
Name:	Ryan Omohundro
Title:	Chief Restructuring Officer

[Signature Page to Purchase and Sale Agreement]

Buyer:

W&T OFFSHORE, INC.

By:	/s/ Tracy W. Krohn
Name:	Tracy W. Krohn
Title:	Chief Executive Officer and President

[Signature Page to Purchase and Sale Agreement]